Exhibit 10.1

LEASE AGREEMENT

300 ROUSE BOULEVARD, LLC

Landlord

AND

IOVANCE BIOTHERAPEUTICS, INC.

Tenant

AT

300 Rouse Boulevard

Philadelphia Navy Yard

Philadelphia, PA

Effective Date: May 28, 2019

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34.	Back Up Generator	35

35.	Rooftop Equipment	36

36.	Storage Tanks	37

37.	Lease Contingency	38

38.	Lender Requirements	39

39.	Key Man Provision	39

40.	Miscellaneous	39

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THIS LEASE AGREEMENT (this “Lease”) is made as of this 28th day of May, 2019 (the “Effective Date”) by and between 300 ROUSE BOULEVARD, LLC, a Delaware limited liability company (“Landlord”) and IOVANCE BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”).

1.          Basic Lease Terms and Definitions.

(a)          Land: The parcel of land located at 300 Rouse Boulevard, Philadelphia Navy Yard, Philadelphia, Pennsylvania, as depicted on the site plan attached hereto as Exhibit “A”.

(b)          Premises: Approximately 135,814 rentable square feet within the Building to be developed by Landlord on the Land in accordance with Exhibit “E”, consisting of approximately 65,881 rentable square feet in the portion of the building designated as Phase 1-A on the site plan attached hereto as Exhibit “A” (“Phase 1-A”) and approximately 69,933 rentable square feet in the portion of the building designated as Phase 1-B on the site plan attached hereto as Exhibit “A” (“Phase 1-B”).

(c)          Building: The building to be constructed on the Land is anticipated to contain approximately 137,014 rentable square feet in the aggregate. The square footage of the Building set forth in this Section 1(c) is based on Landlord’s current estimate of the rentable square footage of the Building. When the Base Building Work has progressed sufficiently (in Landlord’s reasonable opinion), Landlord shall cause the Base Building Architect to deliver a certificate to Tenant certifying the rentable square footage of the Building, which square footage shall be determined based on a calculation in accordance with BOMA, ANSI Z65.1-2017 and the Base Building Architect’s certification to Landlord and Tenant that the Building was constructed substantially in accordance with the Final Base Building Construction Documents. If the rentable square footage of the Building, as determined in accordance with BOMA standards as set forth above, differs from the contemplated square footage set forth in this Section 1(c), then this Lease shall be amended to reflect such difference and the Minimum Annual Rent shall be adjusted proportionately, subject to the provisions of this Section 1(c). The calculation of rentable square footage described above shall be subject to the reasonable verification of the Tenant’s Design Team based on the standards and methods described herein. If Tenant’s Design Team cannot verify the Base Building Architect’s calculation and gives Landlord written notice thereof within fifteen (15) days after Tenant’s receipt of the Base Building Architect’s certification, then Tenant’s Design Team and the Base Building Architect shall meet and cooperatively attempt to agree and confirm the rentable square footage of the Building. If such discussions do not result in an agreed upon rentable square footage of the Building within five (5) Business Days after the initiation of such discussions, but Tenant’s determination differs from Landlord’s by less than one percent (1%), Landlord’s determination shall control; if Tenant’s determination differs from Landlord’s by more than one percent (1%), then the final determination shall be made by an AIA licensed architect selected by Landlord and reasonably acceptable to Tenant, that has not been engaged by either Landlord or Tenant in the prior three (3) years (the “Independent Consultant”). The Independent Consultant, shall, within five (5) Business Days thereafter, determine whether Landlord’s calculation or Tenant’s calculation shall control, using the standards and methods described above. Notwithstanding the foregoing, but subject to the last sentence of this Section 1(c), in no event shall the final determination of the rentable square footage of the Premises (whether determined by Landlord, Tenant or the Independent Consultant) be deemed to increase the rentable square footage of the Premises by more than two percent (2%) from the rentable square footage planned as set forth above in this Section 1(c), unless the same is the result of one or more Tenant Change Requests. Capitalized terms used in this Section 1(c) which are not otherwise defined shall have the meaning ascribed to them in Exhibit “E”. Notwithstanding anything herein to the contrary, if any reduction in rentable square footage of the Building or the Premises is the result of the design or implementation of the Tenant’s Work (through increased floor penetrations, relocation of walls or columns, or otherwise), there shall be no reduction in Minimum Annual Rent as a result of such reductions.

(d)          Term: Two hundred forty-two (242) months commencing on the Commencement Date (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).

(e)          Commencement Date: The earlier of (i) the date on which Tenant occupies any portion of the Premises for the normal operation of its business, subject to Section 1(p) below, or (ii) the date that is the later of (A) one hundred sixty (160) days after the Phase 1-A Substantial Completion Date, or (B) the Phase 1-B Substantial Completion Date. The Commencement Date shall be extended by one day for each day of Landlord Delay (net of any Tenant Delay).

(f)          Phase 1-A Delivery Date: The date on which Landlord notifies Tenant in writing that, while the Building remains in Non-Weathertight Condition (as defined in Exhibit “E”), the Landlord’s Work has progressed sufficiently for Tenant to commence that portion of the Tenant’s Work in Phase 1-A of the Building that may be undertaken by Tenant in a Non-Weathertight environment, as contemplated in Article II, Section 2 of Exhibit “E” attached hereto. To the extent that the Phase 1-A Delivery Date is delayed due to Tenant Delay, then the Phase 1-A Delivery Date shall be deemed to occur on the date on which the Phase 1-A Delivery Date would have occurred but for the Tenant Delay, as reasonably determined by Landlord. The Phase 1-A Delivery Date is currently anticipated to occur on or before April 14, 2020. If the Phase 1-A Delivery Date does not occur by May 29, 2020 (such date to be extended by one (1) day for each day of Excusable Delay) (the “Outside Phase 1-A Delivery Date”), then as Tenant’s sole and exclusive remedy therefor, Tenant shall be entitled to one (1) day of abatement of Minimum Annual Rent for each day thereafter that the Phase 1-A Delivery Date does not occur. If the Phase 1-A Delivery Date does not occur by the date that is seventy-five (75) days after the Outside Phase 1-A Delivery Date (such date to be extended by one (1) day for each day of Excusable Delay), then as Tenant’s sole and exclusive remedy therefor, Tenant shall be entitled to two (2) days of abatement of Minimum Annual Rent for each day thereafter that the Phase 1-A Delivery Date does not occur.

(g)          Production Damages. In addition to the abatements of Rent expressed above in this Section 1(g), if the Phase 1-A Delivery Date does not occur by October 8, 2020 (such date to be extended by one (1) day for each day of Excusable Delay), and if, as a consequence thereof, Tenant is required to outsource any commercial process or laboratory work that Tenant had expected to perform or fulfill in Phase 1-A of the Premises, then in such event, Landlord shall also be bound to reimburse to Tenant the difference between the actual cost (including allocated overhead) Tenant would incur to perform the process or laboratory work at the Premises, and the actual out of pocket cost to Tenant, if greater, incurred by Tenant to cause the same work to be performed at an offsite facility (“Production Damages”); such Production Damages, at Landlord’s election, to be either (i) paid to Tenant within ninety (90) days next following Tenant’s submission of a reasonably detailed itemization therefor, or (ii) offset against monthly Minimum Rent at the rate of ten percent (10%) of Minimum Rent per month, until repaid in full); provided, however that Landlord’s liability for Production Damages for the avoidance of doubt, expressly exclusive of the day-for-day and two (2) day for one (1) day rent credits expressed above), shall not exceed One Million Two Hundred Thousand Dollars ($1,200,000).

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(h)          Phase 1-A Substantial Completion Date: The date on which Landlord’s Work with respect to Phase 1-A is Substantially Complete (each as defined in Exhibit “E” attached hereto). To the extent that the Phase 1-A Substantial Completion Date is delayed due to Tenant Delay, then the Phase 1-A Substantial Completion Date shall be deemed to occur on the date on which the Phase 1-A Substantial Completion Date would have occurred but for the Tenant Delay, as reasonably determined by Landlord. The Phase 1-A Substantial Completion Date is currently anticipated to occur on July 16, 2020. If the Phase 1-A Substantial Completion Date does not occur by the Outside Phase 1-A Substantial Completion Date (defined below) (as such date may extended by one (1) day for each day of Excusable Delay), then as Tenant’s sole and exclusive remedy therefor, Tenant shall be entitled to one (1) day of abatement of Minimum Annual Rent for each day thereafter that Substantial Completion does not occur. As used herein, “Outside Phase 1-A Substantial Completion Date” means August 31, 2020, provided that such date shall be extended by one (1) day for each day beyond the Outside Phase 1-A Delivery Date that the Phase 1-A Delivery Date does not occur.

(i)          Phase 1-B Delivery Date: The date on which Landlord notifies Tenant in writing that the Landlord’s Work has progressed sufficiently for Tenant to commence the Tenant’s Work in Phase 1-B of the Building. To the extent that the Phase 1-B Delivery Date is delayed due to Tenant Delay, then the Phase 1-B Delivery Date shall be deemed to occur on the date on which the Phase 1-B Delivery Date would have occurred but for the Tenant Delay, as reasonably determined by Landlord. The Phase 1-B Delivery Date is currently anticipated to occur on or before October 7, 2020. If the Phase 1-B Delivery Date does not occur by November 21, 2020 (such date to be extended by one (1) day for each day of Excusable Delay) (the “Outside Phase 1-B Delivery Date”), then as Tenant’s sole and exclusive remedy therefor, Tenant shall be entitled to one (1) day of abatement of Minimum Annual Rent for each day thereafter that the Phase 1-B Delivery Date does not occur. Notwithstanding anything herein to the contrary, the abatements of Rent described in Section 1(f) and this Section 1(i) shall not be aggregated. For example, if Tenant is entitled to one (1) day of abated Minimum Annual Rent for each day of delay under Section 1(f) and one (1) day of abated Minimum Annual Rent for each day of delay under this Section 1(i), Tenant shall be entitled to one day of abated Minimum Annual Rent per day of delay (not two). Similarly, if Tenant is entitled to two (2) days of abated Minimum Annual Rent for each day of delay under Section 1(f), and one (1) day of abated Minimum Annual Rent for each day of delay under this Section 1(i), Tenant shall be entitled to two (2) days of abated Minimum Annual Rent for each day of delay (not three).

(j)          Phase 1-B Substantial Completion Date: The date on which Landlord’s Work with respect to Phase 1-B is Substantially Complete (each as defined in Exhibit “E” attached hereto). To the extent that the Phase 1-B Substantial Completion Date is delayed due to Tenant Delay, then the Phase 1-B Substantial Completion Date shall be deemed to occur on the date on which the Phase 1-B Substantial Completion Date would have occurred but for the Tenant Delay, as reasonably determined by Landlord.

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(k)          Termination Right. Notwithstanding anything in this Lease to the contrary, if Landlord has not Commenced Construction on or before October 31, 2019 (such date to be extended by one (1) day for each day of Excusable Delay), Tenant shall be entitled to terminate this Lease at any time thereafter, but prior to the Commencement of Construction, by delivering written notice thereof to Landlord and Landlord’s lender, which notice shall designate a termination date for this Lease which is not less than sixty (60) days after the date of the notice. If Landlord Commences Construction prior to the termination date set forth in the notice, such termination, and this termination right, shall be null and void and this Lease shall continue in full force and effect in accordance with its terms. As used herein, “Commence Construction” and derivations thereof means that Landlord’s contractor has commenced the removal of underground obstructions from the site and/or begun to place surcharge on the site.

(l)           Expiration Date: The last day of the Term.

(m)         Minimum Annual Rent: Payable in monthly installments as follows:

Lease Year	Annual Minimum Rent	Monthly Minimum Rent
1*	$3,836,745.50	$319,728.79
2	$3,913,480.41	$326,123.37
3	$3,991,750.02	$332,645.83
4	$4,071,585.02	$339,298.75
5	$4,153,016.72	$346,084.73
6	$4,236,077.05	$353,006.42
7	$4,320,798.59	$360,066.55
8	$4,407,214.57	$367,267.88
9	$4,495,358.86	$374,613.24
10	$4,585,266.03	$382,105.50

* Minimum Annual Rent, but not Operating Expense payments, shall be abated for the first two (2) months of the Term (such Minimum Annual Rent referred to herein as the “Abated Minimum Annual Rent”). Landlord’s management fee shall not be reduced on account of the abatement in Minimum Annual Rent, and the Minimum Annual Rent abatement shall be disregarded for purposes of calculating any management fee based on a percentage of rental revenues. Should this Lease or Tenant’s right to possess the Premises be terminated on account of a Tenant Event of Default, Landlord shall be entitled to recover from Tenant (in addition to all other rights and remedies available to Landlord) an equitably prorated portion of Abated Minimum Annual Rent.

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Commencing on the first day of the 11th Lease Year, and continuing on the first day of each Lease Year thereafter during the initial Term of this Lease, the Minimum Annual Rent shall be increased over the Minimum Annual Rent for the immediately preceding Lease Year by the greater of (i) two percent (2%), or (ii) seventy-five percent (75%) of the Average Ten-Year CPI.

As used in this Section 1(m), the following terms shall have the following meanings:

“Average Ten-Year CPI” means the sum of the Annual CPI for each of Lease Years 1-10, divided by 10.

“Annual CPI” means, for each Lease Year in question, a fraction, expressed as a percentage, the numerator of which is the Ending Price Index for such Lease Year and denominator of which is the Starting Price Index for such Lease Year.

“Starting Price Index” means the Price Index for the first full calendar month of the Lease Year in question.

“Ending Price Index” means the Price Index for the last full calendar month of the Lease Year in question.

“Price Index” means the “Consumer Price Index of the Bureau of Labor Statistics for all Urban Consumers (CPI-U) for the United States (1982-84=100)” or a successor or substitute index promulgated by the Bureau of Labor Statistics appropriately adjusted to achieve substantially the same result had the publication of the original Price Index not been discontinued.

(n)          Annual Operating Expenses: $626,061.05 for calendar year 2020, payable in monthly installments of $52,171.75, subject to adjustment as provided in this Lease.

(o)          Tenant’s Share: 99.124% (also see Definitions)

(p)          Use: Medical laboratory, general office, accessory storage, and accessory uses related thereto.

(q)          Security Deposit: $5,450,000, subject to adjustment as set forth in Section 26 hereof.

(r)           Addresses For Notices: As set forth in Section 25 below.

(s)          Additional Defined Terms: See Rider 1 for the definitions of other capitalized terms.

(t)          Contents: The following are attached to and made a part of this Lease:

Rider 1:	Additional Definitions

Rider 2:	Maintenance and Repair Responsibilities

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Exhibits:	“A” – Site Plan
“B” – Building Rules
“C” – Estoppel Certificate Form
“D” – Tenant Fit-Out Criteria
“E” – Work Letter
“F” – Definitive Agreement Terms
“G” – Landlord Environ. Reports
“H” – Form of SNDA
“I” – Form of Landlord’s Statement
“J” – Memorandum of Lease

2.          Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas, all in accordance with and subject to the terms and conditions expressly set forth in this Lease (inclusive of, for the avoidance of doubt, the schedules and exhibits hereto).

3.          Use. Tenant shall occupy and use the Premises only for the Use specified in Section 1(p) above. Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to such reasonable security protocols as Landlord may institute at the Property. Tenant shall not knowingly permit any conduct or condition which may endanger, disturb or interfere (whether through noise, odor, vibration or otherwise) with the management of the Building. Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises without Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed, so long as such storage or installations shall not violate governing rules and regulations of the Navy Yard including, without limitation, the CCRs. Tenant may use all Common Areas only for their intended purposes. Landlord shall have exclusive control of all Common Areas at all times, subject to Tenant’s rights therein as provided in this Lease.

4.          Term; Possession. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease. Except as expressly set from in Sections 1(f) through 1(k) above, Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to any circumstances outside of Landlord’s reasonable control. For the avoidance of doubt, the parties confirm that the remedies set forth in Sections 1(f) through 1(k) above are Tenant’s sole and exclusive remedies for late delivery or completion of the Premises by Landlord.

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5.          Rent; Taxes.

(a)          Tenant agrees to pay to Landlord, without demand, deduction or offset other than as expressly set forth in this Lease, Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term to an account designated by Landlord. In addition, the Monthly Rent for the first full month shall be paid within five (5) days after the satisfaction or waiver by Landlord of the Lease Contingency set forth in Section 37 below. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis at a daily rate equal to the Monthly Rent for the first month of the Term multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of days in the calendar month in which the Commencement Date occurs, and such amount shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to five percent (5%) of any Rent not paid within five (5) Business Days after the date due. In addition, any regularly scheduled installment of monthly Rent, including such charge, not paid within five (5) Business Days after the due date will bear interest at the Interest Rate from the date due to the date paid; provided, however that such charge shall not be assessed unless and until Tenant shall have failed to make payment of any regularly scheduled installment of monthly Rent after notice and within such grace period more than once in any twelve (12) month period, and thereafter such charge shall be payable in the instance of a delinquency in the payment of any regularly scheduled installment of monthly Rent greater than five (5) Business Days within such twelve (12) month period. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to make any payment under this Lease “under protest” and, if Tenant makes payment of such sums under protest, such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for the recovery of such sum. Notwithstanding the foregoing to the contrary, if such suit is not commenced within one hundred twenty (120) days after the payment under protest has been made, the cause of action shall be deemed waived. If Tenant commences such suit within the required time period, and it shall be adjudged by a court of competent jurisdiction that there was no legal obligation on the part of Tenant to pay such sum or any part thereof, Tenant shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease.

(b)          Subject to Tenant’s right to contest the same in good faith as set forth below, Tenant shall pay before delinquency all taxes or other charges levied by a governmental or quasi-governmental taxing authority assessed upon, measured by, or arising from: (i) Tenant’s use of the Premises and/or the conduct of Tenant’s business at the Premises (including, without limitation, the Philadelphia Use and Occupancy Tax); (ii) Tenant’s leasehold estate; or (iii) Tenant’s property or trade fixtures. Additionally, subject to such right of good faith contest, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease (including, without limitation, the gross receipts portion of the Philadelphia Business Income & Receipts Tax).

(c)          Tenant, at its sole cost and expense may from time to time, if it shall in good faith so desire, seek by appropriate proceedings to obtain a reduction in the assessed valuation of the Property for tax purposes, subject to the following conditions: (i) at the time of any such proceedings, there shall be at least two (2) Lease Years remaining in the Term, (ii) Tenant shall first have requested in writing that Landlord undertake such contest and Landlord shall have refused or failed to do so within sixty (60) days following such request from Tenant, (iii) Tenant shall, at the time of such request, be leasing at least 66.67% of the rentable square footage of the Building (other than the retail portions thereof), (iv) Tenant shall provide to Landlord, in writing, the basis on which Tenant proposes to contest such Taxes or assessment, including if relevant the appraised valuation of the applicable tax parcel determined by Tenant’s consultant, and (v) Tenant shall undertake all measures necessary to prevent the lien of any taxing authority from being perfected or foreclosed by reason of Tenant’s contest including, without limitation, where required, paying all disputed taxes, placing such amounts in escrow or bonding over such lien. Landlord agrees, at the request of Tenant, to join with Tenant at Tenant’s expense in said proceedings and Landlord agrees to sign and deliver such papers and instruments as may be reasonably necessary to prosecute such proceedings. If such contest shall result in any decrease or refund of Taxes for which Tenant has been charged hereunder, Landlord shall promptly reimburse to Tenant its proportionate amount of such decrease or refund.

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6.          Operating Expenses.

(a)          The amount of the Annual Operating Expenses set forth in Section 1(n) above represents Landlord’s current good faith estimation of Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences (excluding the cost of janitorial service to the Premises, unless Tenant requests that Landlord undertake such services and the parties agree upon the cost therefor to Tenant), which amount will be confirmed or adjusted (based on reasonable supporting documentation demonstrating an increase in third party costs and expenses constituting Annual Operating Expenses) by Landlord as necessary prior to the Commencement Date. Furthermore, Landlord may proportionally adjust such amount from time to time after the Commencement Date if the estimated Annual Operating Expenses increase or decrease; provided, however, that Tenant’s monthly installment shall not be reset more than once during any calendar year; provided further, however, that Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses, and Tenant shall have a period of not less than thirty (30) days within which to pay such expense. By April 30th of each year (and no later than ninety (90) days after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with an itemized statement of Operating Expenses for the preceding calendar year or part thereof substantially in the form set forth as Exhibit “I” attached hereto (the “Landlord’s Statement”). Within thirty (30) days after delivery of the Landlord’s Statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment against the next following installment of Operating Expenses and thereafter until fully exhausted. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section 6(a) shall survive the expiration or termination of this Lease. Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time to alter the method of computing and allocating Operating Expenses, provided that such method is consistent with generally accepted accounting principles consistently applied (“GAAP”), and provided, further, that Tenant shall be able to reasonably and competently audit and analyze, on a line item basis, changes in Operating Expenses year over year notwithstanding such change in methodology. Annual Operating Expenses shall be net of all discounts and reduced by all rebates actually received by Landlord and shall in no event exceed 100% of the Annual Operating Expenses actually incurred in such year. There shall be no duplication of costs or reimbursements.

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(b)          So long as no Event of Default has occurred and is continuing, , Tenant, or its representative, shall have the right, at Tenant’s sole cost and expense (except as hereinafter provided), to inspect Landlord’s books and records relating to the then-current Landlord’s Statement for the purpose of verifying the information contained therein (the “Tenant Audit”); provided that (i) Tenant shall have sent notice to Landlord, in writing, no later than one hundred twenty (120) days after Tenant’s receipt of the Landlord’s Statement to be verified, of its desire to conduct the Tenant Audit (the “Audit Notice”), and (ii) Tenant has paid all amounts due under the Landlord’s Statement in full. The Tenant Audit shall be conducted by an independent firm of certified public accountants of national standing or professional lease auditor reasonably acceptable to Landlord, that is not being compensated by Tenant on a contingency fee basis, during regular business hours at the office in the Philadelphia metropolitan area where Landlord maintains its books and records. Alternatively, Landlord may elect to deliver copies of the relevant books and records to Tenant by courier or overnight mail at Tenant’s notice address set forth in Section 25 of this Lease or such other address as Tenant may designate to Landlord in writing. The Tenant Audit shall commence, if at all, by no later than thirty (30) days after all such books and records reasonably required for such Tenant Audit are made available to Tenant or delivered to Tenant, as provided above, and shall be completed within sixty (60) days after such commencement. If Tenant fails to timely deliver its Audit Notice, or if the results of the Tenant Audit are not delivered to Landlord within forty-five (45) days after the completion of the audit or if Tenant fails to follow in all material respects the procedures set forth in this Section 6(b), such Landlord’s Statement shall be deemed to have been approved and accepted by Tenant as correct. The Tenant Audit shall be limited strictly to those items in the then-current Landlord’s Statement, and Tenant shall not be entitled to inspect any of Landlord’s books and records that apply to any prior Landlord’s Statement except as follows: If the Tenant Audit uncovers errors or misstatements in Landlord’s books and records resulting in an overstatement of Annual Operating Expenses, Tenant shall also have the right to perform a Tenant Audit with respect to the Landlord’s Statements for the two (2) calendar years immediately prior to the calendar year which was the subject of the Tenant Audit in question (and, in such event, Tenant shall be allotted such additional time as may be reasonably be required in order to complete such additional Tenant Audits) solely with respect to the particular items of Operating Expenses that the pending Tenant Audit determined were overpaid. No subtenant has any right to conduct a Tenant Audit and no assignee other than a Permitted Assignee shall conduct a Tenant Audit for any period during which such assignee was not in possession of the Premises. Once having conducted a Tenant Audit with respect to a specific Landlord’s Statement, Tenant shall have no right to conduct another Tenant Audit of the same Landlord’s Statement. If an Event of Default by Tenant occurs at any time during the Tenant Audit, the Tenant Audit shall be immediately suspended until such time as the Event of Default shall have been cured by Tenant. Tenant acknowledges and agrees that any records reviewed under this Section constitute confidential information of Landlord, which shall not be disclosed to anyone other than (A) the auditor, accountants, attorneys and other professionals engaged by Tenant and directly involved in the Tenant Audit, or any litigation arising therefrom, (B) the principals of Tenant who receive the results of the Tenant Audit, and (C) as otherwise may be required by law. If, as a result of the Tenant Audit, it is ascertained that Tenant has overpaid its obligations and is due a credit for a preceding period, then Landlord shall either refund such amount to Tenant within sixty (60) days after the receipt of the results of Tenant’s Audit or credit the amount due against Tenant’s next installment(s) of estimated Operating Expense and each installment thereafter until fully exhausted. Tenant will not have the right to terminate the Lease on account of an overpayment. If, as a result of the Tenant Audit, it is ascertained that Tenant has been underbilled for a preceding period, the amount of such underbilling shall be paid by Tenant to Landlord with Tenant’s next installment of estimated Operating Expenses. Tenant shall pay Landlord, within thirty (30) days of written demand and as Additional Rent, Landlord’s invoice for (x) the photocopying of documents, (y) the retrieval of documents from Landlord’s storage archives, and (z) any other reasonable and actual out-of-pocket costs incurred by Landlord with respect to the Tenant Audit. In the event that the Tenant Audit shows that Tenant has overpaid Operating Expenses with respect to the Landlord’s Statement in question by five percent (5%) or more, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant with respect to the Tenant Audit, not to exceed $7,500 Constant Dollars. If Landlord disagrees with the result of any Tenant Audit, Landlord may submit such dispute for final resolution by a court of applicable jurisdiction, and the non-prevailing party in such litigation shall reimburse the prevailing party for it reasonable attorney fees and court costs associated with such proceeding. Neither the Tenant Audit nor any judicial proceeding in connection therewith shall relieve Tenant from the payment of all Rent (including Additional Rent) payable under this Lease during the pendency of such proceedings.

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7.          Utilities. Commencing on the Phase 1-A Delivery Date (with respect to Phase 1-A of the Building) and the Phase 1-B Delivery Date (with respect to Phase 1-B of the Building), Tenant shall pay for water, storm water, sewer, gas, electricity, heat, power, telephone, telecommunications, data and other communication services and any other utilities supplied to the Premises. Except to the extent Landlord elects, in its sole discretion, to provide any such services and invoice Tenant for the cost or include the cost in Operating Expenses, Tenant shall obtain service in its own name and timely pay all charges directly to the provider. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease; provided, however, that notwithstanding anything to the contrary contained in this Lease, if any failure, interruption or reduction in any utility service is within the commercially reasonable control of Landlord or its Agents acting as a prudent business owner, and such failure, interruption or reduction renders the Premises wholly or partially untenantable for the normal operation of Tenant’s business therein for a period of three (3) consecutive days after Tenant delivers written notice of the failure, interruption or reduction to Landlord, then Minimum Annual Rent shall thereafter equitably abate during such period of untenantability in proportion to the degree to which Tenant’s use of the Premises is reasonably impaired; it being hereby acknowledged, however, that with respect to a power failure, the period of untenantability shall not be deemed to have commenced until Tenant’s backup electrical generator is no longer generating electricity sufficient to power Tenant’s normal operations within the Building. Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises. All necessary water, sewer and electric lines, together with all vaults, conduits and equipment relating thereto will be brought to the point of interconnection in the Building by Landlord at Landlord’s sole cost in such locations as reasonably determined by Landlord and Tenant. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner consistent with applicable Laws and reasonably approved by Landlord provided that all necessary cable, data and other telecommunications connections will be brought to the Premises by Tenant at Tenant’s sole cost and housed in one or more closets located as reasonably determined by Landlord and Tenant. In the event Landlord elects to provide any such utility service and invoice Tenant for the cost thereof, such utilities shall be separately submetered and Tenant’s costs for such utilities shall not exceed the rate payable by Landlord to the utility provider and Tenant shall not be charged any mark-up or overhead charge. If Tenant desires base building HVAC service at any time other than from 7:00 A.M. to 7:00 P.M. Monday through Friday, and from 8:00 A.M. to 12:00 Noon on Saturday (“After-Hours HVAC Service”), Tenant shall be able to use automation to activate such service within the Premises so long as Landlord is able to track such usage via the automated system). The charge for such After-Hours HVAC Service shall be $65.00 per hour. The charge for such After-Hours HVAC Service shall be $65.00 per hour.

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8.          Insurance; Waivers; Indemnification.

(a)          Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b)          Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability not less than a $2,000,000 Constant Dollars combined single limit with a $5,000,000 Constant Dollars general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord, any Mortgagee(s) of which Tenant shall have received written notice and, at Landlord’s request, any other entity associated or affiliated with Landlord (as their interests may appear) as additional insureds. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least thirty (30) days prior to the date of each policy renewal (or as soon thereafter as is reasonably practicable so long as Landlord is furnished such information at least ten (10) days prior to lapse), a copy of the endorsement to Tenant’s insurance policy adding such additional insureds and certificate of insurance evidencing such coverage. Tenant shall also maintain insurance against loss or damage to Tenant’s furniture, fixtures and equipment with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent insurance policy in an amount equal to the full replacement cost of such property, or, subject to Section 8(d) below, Tenant shall self-insure against such risks. All of Tenant’s insurance policies shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least thirty (30) days prior written notice to Landlord; provided, however, if such endorsement shall not be reasonably available, then Tenant agrees that Tenant shall provide prompt notice to Landlord of cancellation or reduction in coverage if the said coverage shall not have been immediately replaced. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports.

(c)          Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Section 10(d) below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this Section 8 and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage to the property of (i) Tenant, or Tenant’s Agents in or about the Premises or Property, and (ii) any other person whose property is used, leased or stored by Tenant in or about the Premises or Property, including in each case any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

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(d)          Tenant shall not be permitted to satisfy any of its insurance obligations set forth in this Lease through any self-insurance or self-insured retention, provided, however, that Tenant may self-insure up to $1,000,000 of Tenant’s property insurance described in Section 8(b) above so long as the Tenant maintains a net worth of at least $1,000,000,000 Constant Dollars and demonstrates to Landlord, upon request from time to time, that Tenant has established an insurance reserve of not less than $1,000,000 Constant Dollars to satisfy such obligation.

(e)          Subject to Section 8(c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents (subject, however, to the least sentence of this subsection 8(e)), Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this Section 8(e) shall survive the expiration or termination of this Lease. Without limiting the generality of the foregoing, this indemnity provision is expressly intended to waive the statutory immunity afforded to Tenant as an employer pursuant to Section 481(b) of the Pennsylvania Workers’ Compensation Act, 77 P.S. 481(b), and to permit Landlord and its Agents to seek contribution, defense and/or indemnity from Tenant in the event that Landlord or any Agent of Landlord is sued (or any other claim against such party is made) by an employee of Tenant or anyone claiming by, through or under an employee of Tenant, including, without limitation, in connection with any negligence or condition, caused or created, in whole or in part, by Landlord or any of its Agents.

(f)           Subject to subsection 8(c) above, and except to the extent caused by the negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend, and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Tenant or its Agents to the extent arising out of or in connection with loss of life, personal injury or damage to property in or about the Property and occasioned wholly or in part by the negligence or willful misconduct of Landlord or its Agents, whether prior to, during or after the Term. Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9.          Maintenance and Repairs.

(a)          Maintenance obligations, and the responsibility for payment associated with the performance of such Maintenance, shall be allocated between Landlord and Tenant in accordance with Rider 2, except as otherwise set forth in this Section 9.

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(b)          Notwithstanding anything contained in this Lease to the contrary, Tenant shall be solely responsible for all reasonable and actual third-party costs and expenses incurred by Landlord for any Alterations or other Maintenance made necessary because of (i) Tenant’s Alterations, Major Repairs or installations performed by or on behalf of Tenant, (ii) Tenant’s special or particular use of the Premises, or (iii) the acts or omissions of Tenant or its Agents, in each case, to the extent not covered by applicable insurance proceeds available to Landlord (Tenant being responsible for Landlord’s commercially reasonable deductible notwithstanding the waiver of claims set forth in Section 8(c)). Moreover, Tenant shall be solely responsible for all costs and expenses incurred by Landlord for any Maintenance that would have been covered by warranty but is no longer covered by warranty due to the failure on the part of Tenant or its Agents to observe the conditions of the applicable warranty. Tenant agrees to pay to Landlord, within thirty (30) days after being invoiced therefor (such invoices to include reasonable supporting documentation therefor), all reasonable and actual third-party costs and expenses for which Tenant is liable pursuant to this paragraph.

(c)          The parties acknowledge that because of the unique nature of Tenant’s intended Use, the estimated Annual Operating Expenses set forth in Section 1(n) do not include the cost of janitorial service to the Premises. If Tenant desires that Landlord provide janitorial services to the Premises, Landlord and Tenant shall work cooperatively together to determine an appropriate cleaning specification and Landlord shall thereafter competitively bid such scope of work to not less than three (3) qualified service providers. The selection of the final janitorial service provider shall be subject to Tenant’s reasonable approval. All costs associated with such janitorial service shall be added to, and become part of, the Annual Operating Expenses and shall be paid by Tenant in the manner contemplated under Section 6. Alternatively, Tenant may elect to contract directly for janitorial services for the Premises, provided that the selection of such service provided shall be subject to Landlord’s reasonable approval.

10.        Compliance.

(a)          Subject to the obligation of Landlord to construct the Landlord's Work in accordance with Exhibit “E”, Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy thereof. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration), but Tenant shall in all events be permitted to use the Premises for the Permitted Use as described in Section 1(p) of this Lease. If Tenant or its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Premises, the Building or the Common Areas, Tenant shall be solely responsible for the cost thereof. Tenant shall not use in the Premises any matter causing offensive or noxious odors, effluents, fumes, dust or ashes to be a nuisance to persons or parties outside of the Premises.

(b)          Tenant will comply, and will cause its Agents to comply, with the Building Rules. Landlord may adopt (and shall apply in a reasonable and uniform manner) and Tenant shall comply with reasonable rules and regulations to promote energy efficiency, sustainability and environmental standards for the Property, as the same may be changed from time to time, upon reasonable notice to Tenant, provided that the same do not, other than to a de minimis extent, result in increased expense or adversely affect any of Tenant’s operations or processes within the Premises.

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(c)          Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies of insurance customarily obtained by owners of comparable buildings in the Philadelphia, Pennsylvania office and industrial market (including public liability) from companies and in a form reasonably satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within thirty (30) days after being billed.

(d)          Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will, upon request from Landlord from time to time, deliver to Landlord copies of all Material Safety Data Sheets prepared by manufacturers, importers or suppliers of any chemical that Tenant uses on the Premises; and (v) Tenant will immediately notify Landlord of any known violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to reasonably direct remediation activities with respect to same, all of which shall be performed at Tenant’s cost. Subject to the foregoing, Landlord agrees that Tenant shall have no responsibility for Hazardous Materials located at, in, on or under the Premises or any other portion of the Property on or before the Commencement Date. If at any time during or after the Term, any portion of the Property is found to contain Hazardous Materials in violation of Environmental Laws caused by Landlord or Landlord’s Agents, Landlord will promptly remediate such Hazardous Materials (to the extent required by Laws) and reimburse Tenant for any costs, expenses, reasonable attorneys’ fees, damages and obligations of any nature Tenant may incur as a result thereof. With respect to Hazardous Materials which may be present on the Property prior to the Effective Date of this Lease and not caused by Landlord or Landlord’s Agents, Tenant agrees to look solely to the party responsible for the Hazardous Materials, including but not limited to the Federal Government of the United States and/or the United States Navy, for any required remediation thereof or redress of any other harm to Tenant. Landlord shall cooperate with Tenant if it pursues a third-party with respect to Hazardous Materials at, in, on or under the Premises, including providing notice and asserting claims against such third-parties at Tenant’s direction, sole cost and expense. Tenant’s and Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

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(e)          Landlord represents and warrants that, to Landlord’s knowledge on the Effective Date of this Lease, there are no Hazardous Materials present on, in or under the Premises or any other portion of the Property in violation of Environmental Laws, except as disclosed under the environmental reports listed on Exhibit “G” attached hereto. As used herein, “Landlord’s knowledge” and words of similar import means the actual knowledge of John S. Gattuso, President of Gattuso Development Partners, LLC (an Affiliate of Landlord) on the Effective Date of this Lease. Landlord represents to Tenant that John S. Gattuso is the person in Landlord’s organization most likely to have knowledge of the matters set forth in this Section 10(e). Under no circumstance shall John S. Gattuso, or any other individual named under this Section 10(e), have any personal liability whatsoever arising from the representations and warranties set forth herein.

11.        Signs.

(a)          Except as expressly set forth in this Section 11, Tenant shall not place any signs on the Property without the prior consent of Landlord (not to be unreasonably withheld, delayed or conditioned), other than signs that are located wholly within the interior of the Premises. The foregoing notwithstanding, Tenant shall have the right to install one (1) exterior Building mounted sign, and to install its corporate graphics at one mutually approved location within the lobby of the Building. The location, size, design and method of installation of all such signage shall be subject to the approval of Landlord (not to be unreasonably withheld, delayed or conditioned) and, with respect to any exterior signage, the approval of the Navy Yard Design Review Advisory Committee (the “DRAC”). Landlord agrees to work diligently with Tenant, at no cost to Landlord, to assist Tenant in securing any needed approvals from the DRAC as well as any other municipal authorities. All of Tenant’s signage shall be subject to all applicable Laws. The design, fabrication, and installation of such signage, as well as the cost to obtain all necessary permits and approvals therefor, shall be at Tenant’s sole cost.

(b)          In addition to the foregoing (but subject to all Laws and the approvals described in Section 11(a) above), Landlord shall provide, at Landlord’s sole cost, a Navy Yard standard illuminated single-tenant monument sign at the front of the Building and/or at the main entrance to Tenant’s parking area, as Tenant shall elect; provided, however, if Tenant elects to have a monument sign in both locations, Tenant shall bear the expense of the second monument sign. At Landlord’s request, Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and restore the Property (including the exterior of the Building) to its condition existing prior to the installation of Tenant’s signs; provided, however that Tenant’s removal and repair obligation regarding the monument sign(s) shall be limited to removing Tenant’s sign panel thereon, and the monument itself may remain.

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12.        Alterations. Except for non-structural Alterations or Major Repairs that, in either instance, (i) do not exceed $250,000 Constant Dollars in the aggregate in any given Lease Year, (ii) do not impact the exterior aesthetics of the Building, the Building lobby, Building core elements, or the Common Areas, and (iii) do not affect any Building System or the structure of the Building (other than electrical outlets and switches installed in the ordinary course which do not exceed the capacity of the Building electrical systems), Tenant shall not make or permit any Alterations or Major Repairs in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. The foregoing Landlord’s consent shall not be required for Alterations consisting solely of interior painting or other interior wall coverings, or the installation of carpet or other floor coverings (“Cosmetic Alterations”). The cost of Cosmetic Alterations shall not be considered in calculating the $250,000 Constant Dollars threshold described in clause (i) above. With respect to Alterations in excess of $250,000 Constant Dollars or Major Repairs which require Landlord’s prior approval, Tenant’s selection of its architects and engineers shall also require Landlord’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed. With respect to any Alterations or Major Repairs made by or on behalf of Tenant (whether or not the Alteration or Major Repair requires Landlord’s consent): (A) not less than ten (10) days prior to commencing any Alteration or Major Repair, Tenant shall deliver to Landlord the plans, specifications and (if required by applicable governmental authorities) permits for the Alteration or Major Repair, together with certificates evidencing that Tenant’s contractors and subcontractors have commercially reasonable insurance coverage naming Landlord and any other associated or affiliated entity designated by Landlord, as their interests may appear, as additional insureds, (B) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor whose contract value with respect to such Alterations or Major Repairs exceeds $100,000 Constant Dollars, (C) the Alteration or Major Repair shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (D) the Alteration or Major Repair shall be performed in accordance with Landlord’s reasonable requirements relating to sustainability and energy efficiency, (E) Tenant shall pay Landlord all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary, not to exceed $2,500 Constant Dollars, and (F) upon Landlord’s request, with respect to projects with a contract value equal to or greater than $100,000 Constant Dollars, Tenant shall, prior to commencing any Alteration or Major Repair, obtain waivers or releases of liens (if available) or otherwise provide Landlord reasonable security against liens arising out of such construction. All labor utilized with respect to any Alteration or Major Repair shall be harmonious with other labor employed by Landlord or its Affiliates. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease. At that time, without payment by Landlord, the Alteration shall remain on the Property and become the property of Landlord; provided, however, in response to a request for consent sought by Tenant under this Article, and not otherwise, Landlord may notify Tenant whether Tenant shall be required to remove the subject Alteration at the expiration or sooner termination of this Lease. In the absence of such stated requirement as a part of Landlord’s consent, time being of the essence, Tenant shall have no such obligation to remove the subject Alteration. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System (other than electrical outlets and switches installed in the ordinary course which do not exceed the capacity of the Building electrical systems) or any other equipment or facilities serving the Building.

13.        Mechanics’ Liens. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within thirty (30) days of the earlier of the date (i) Tenant receives written notice from Landlord, or (ii) Tenant has actual notice, that the lien or claim is filed regardless of the validity of such lien or claim.

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14.        Landlord’s Right of Entry.

(a)          Subject to the provisions of Section 14(b) below, Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in a bona fide emergency where there is an imminent threat of material harm to persons or property) to inspect, Maintain, or make Alterations to the Premises or Property, to install, Maintain and remove equipment, fixtures, plumbing, wiring and other improvements in and from the walls, floor, columns or ceiling of the Premises, to verify that Tenant is performing its Maintenance obligations in accordance with this Lease, to exhibit the Premises for the purpose of sale or financing, and, during the last eighteen (18) months of the Term, to exhibit the Premises to any prospective tenant. Landlord will use all commercially reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any reasonable interference with Tenant’s occupancy resulting from Landlord’s entry.

(b)          Tenant represents and warrants to Landlord as follows: (i) Tenant’s business is highly regulated under the federal Food, Drug, and Cosmetic Act (“FDCA”) and the regulations promulgated thereunder by the U.S. Food and Drug Administration; (ii) among the regulations to which Tenant’s business is subject are current Good Manufacturing Practices (“GMPS”) found at 21 CFR Part 211 which establish minimum standards for activities performed by entities developing drug products, and which include requirements for separate and defined areas for such entities, with limited access to certain areas within such areas; (iii) Tenant is subject to the provisions of the Health Insurance Portability and Accountability Act of 1996 and related regulations (“HIPAA”) and that HIPAA requires Tenant to ensure the safety and confidentiality of patient medical records; and (iv) in order for Tenant to comply with HIPAA and the GMPS of the FDCA, Tenant must restrict access to the portions of the Premises where patient medical records are kept or stored; it being hereby understood that the foregoing representation is being made solely by the initial Tenant under this Lease and shall not be deemed to be made by any subsequent transferee of Tenant who would not be able to make this representation in the ordinary course of its business. To accommodate the foregoing, Landlord agrees that notwithstanding the provisions of Section 14(a) above, Tenant shall have the right to have its representative accompany Landlord and its Agents at any time that Landlord or its Agents are present on the Premises, except in an emergency of the type described in 14(a) above. Landlord or Landlord’s employees, agents, representatives, or contractors may not enter those areas of the Premises designated by Tenant as locations where patient medical records are kept and/or stored or which are designated by Tenant as sensitive, unless Landlord is accompanied by an authorized representative of Tenant. Tenant may designate limited portions of the Premises (where Tenant’s sensitive trade secrets and processes are located in accordance with GMPS) as areas that Landlord may not enter without a Tenant representative present. Tenant may, upon receipt of Landlord’s approval, install or replace locks for any such designated restricted areas, provided that Landlord is afforded access as described above and in an emergency.

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15.        Damage by Fire or Other Casualty. If the Premises or the Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section 15, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within sixty (60) days after the date of the casualty of the length of time it anticipates that the restoration will take. If Landlord anticipates that the restoration will take more than twenty-four (24) months from the date of the date of the casualty, and if Tenant, in Tenant’s good faith judgment, (i) is reasonably unable to conduct its business, in the ordinary course, in more than fifty percent (50%) of the Premises (based on square footage) due to such damage, or (ii) is unable to reasonably and lawfully conduct the pharmacological or biological operations that Tenant conducts in the Phase 1-A area of the Building as a result of the casualty, then in either such event either Landlord or Tenant may terminate this Lease effective as of the date of casualty by giving notice to the other within thirty (30) days after Landlord’s notice. If Landlord advises Tenant that the casualty is not expected to take more than twenty-four (24) months from the date of casualty to fully repair and restore, but in fact takes more than twenty-four (24) months from casualty date to repair and restore, then Tenant shall have the right to terminate this Lease upon ninety (90) days’ notice to Landlord, unless Landlord shall complete its repair and restoration within such ninety (90) day period, in which event Tenant’s notice of termination shall be void. In addition, if a casualty occurs during the last twelve (12) months of the Term, and the cost to restore such damage shall exceed $2,000,000 Constant Dollars, either party may terminate this Lease; provided, however, that Landlord shall not have the right to terminate this Lease if Tenant has the right to extend the Term for at least three (3) more years and does so timely pursuant to the requirements of this Lease, but in any event within sixty (60) days following such casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease. If this Lease is not terminated as set forth above, Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent, and for so long, as the Premises are rendered untenantable as a result of the casualty. Landlord shall obtain the agreement of any Mortgagee now or hereafter encumbering the Building to re-advance insurance proceeds for restoration of the Building so long as (A) the restoration can reasonably be completed at least one (1) year before maturity of the mortgage loan, (B) Tenant is not in monetary default beyond applicable notice and cure periods under the Lease at the time of the casualty, (C) Tenant continues to have at least 66.67% of the Building under Lease, and (D) Tenant shall have at least three (3) years remaining under this Lease or agrees to exercise its option to extend the Term. Alternatively, Landlord, Tenant and Landlord’s lender may agree on alternative provisions for the release of insurance proceeds in an SNDA or other agreement among the parties. Landlord shall restore the Building (including the Tenant’s Work) to an architectural whole in substantially the same configuration and condition as existed immediately prior to the happening of such casualty, subject to the availability of insurance proceeds for such restoration; provided, however, that if Landlord has failed to carry the insurance required under this Lease, and such damage would have been covered by such insurance, such requirement to restore shall be irrespective of whether insurance proceeds advanced to Landlord are sufficient for same. Tenant agrees that promptly after completing of such work by Landlord, it will proceed with reasonable diligence and at its sole cost and expense, to rebuild, repair, and restore Tenant’s Alterations and Tenant’s signs, furniture, trade fixtures, equipment and other personal property. It is hereby acknowledged and agreed that Landlord’s lender may, as a condition to disbursing insurance proceeds for restoration, require that Landlord and Tenant demonstrate access to, and provide reserves for, sufficient liquid assets to fund the above-described restoration in the event of any shortfall in insurance proceeds for such work, and each party agrees to comply with such requirements.

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16.        Condemnation. If (i) all of the Premises or Tenant’s parking are Taken, (ii) any part of the Premises or Tenant’s parking is Taken and the remainder is insufficient, in Tenant’s good faith judgment, for (or in the case of Tenant’s parking, to support) the operation of Tenant’s business in the ordinary course, or (iii) any material portion of the of the Property is Taken, and, in Landlord’s good faith judgement, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. Except as hereinafter provided, any compensation awarded for a Taking shall belong to Landlord. The foregoing notwithstanding, Tenant may file and prosecute its own claim for moving and relocation benefits and for compensation for the unamortized value of fixtures, equipment, improvements and Alterations paid for by Tenant, but Tenant otherwise hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

17.        Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18.        Assignment and Subletting.

(a)          Except as provided in Section 18(b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an Affiliate of Landlord in the Navy Yard, (ii) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord in its reasonable discretion, (iii) Landlord or an affiliate of Landlord has comparable space available for lease by the proposed transferee in the Navy Yard, or (iv) a Tenant Event of Default has occurred and is continuing. A consent by Landlord to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer (whether with or without Landlord’s consent) relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b)          Provided that there then exists no uncured Event of Default by Tenant under this Lease, Landlord’s consent shall not be required (i) in the event of any Transfer by Tenant to a Permitted Transferee, or (ii) in the event of a sublease of all or any part of the Premises to a Permitted User. The waiver of subrogation set forth in Section 8(e) shall be binding on all Permitted Transferees and Permitted Users and other subtenants and licensees of Tenant.

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(c)          The provisions of subsection 18(a) above notwithstanding, if Tenant proposes to assign this Lease (other than to Permitted Transferee), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed assignee or without that condition. If Tenant proposes to enter into a sublease of all or substantially all of the Premises (other than to Permitted Transferee or a Permitted User), Landlord may amend this Lease to remove the portion of the Premises to be subleased, either conditioned on execution of a new lease between Landlord and the proposed sublessee or without that condition. If this Lease is not so terminated or amended, then Tenant shall reimburse to Landlord all of Landlord’s reasonable and documented third-party costs incurred in connection with such Transfer, and thereafter Tenant may retain all compensation received by Tenant for the Transfer in excess of the Rent allocable to the Premises transferred.

(d)          Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, without obtaining Landlord’s consent, to license desks, lab space or other minor portions of the office or laboratory space in the Premises from time to time (up to an aggregate of 10,000 rentable square feet thereof), so long as such licensees have a business relationship with Tenant, the uses are in accordance with all Laws and compatible with the building, and Tenant provides Landlord with prior written notice thereof together with an insurance certificate of such licensee demonstrating compliance with the insurance provisions of this Lease or that such licensee is covered under Tenant’s insurance policies.

(e)          If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least fifteen (15) days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement or a sublease (as applicable) reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Furthermore, if there is a guaranty of this Lease, Tenant and transferee shall deliver to Landlord a confirmation of such guaranty by the guarantor hereunder, or, in the event the applicable Transfer results in a change of control (directly or indirectly) of Tenant, Tenant shall deliver to Landlord a new guaranty (on the same form as the existing guaranty) from an entity reasonably acceptable to Landlord. Tenant agrees to reimburse Landlord for reasonable and documented out-of-pocket costs incurred by Landlord in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested. Notwithstanding the foregoing and anything to the contrary contained in this Lease, if any Transfer by Tenant that would otherwise be permitted without the consent of Landlord under Section 18(b) is subject to restrictions on public disclosures under securities or other Laws, or a then existing confidentiality or non-disclosure agreement, that prohibits the Tenant from disclosing the transaction that causes or results in the Transfer (“Transaction”) to Landlord prior to such transaction being made public, all as reasonably determined by Tenant’s legal counsel, then in lieu of the requirement of fifteen (15) days’ prior notice set forth above, Tenant shall provide written notice of the proposed Transfer to Landlord promptly after the Transaction is publicly announced by Tenant and the transferee, but in all events not less than thirty (30) days prior to the consummation of the transactions giving rise to the Transfer. Any such Transfer shall be subject to the remaining provisions of Section 18(b).

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19.        Subordination; Mortgagee’s Rights.

(a)          This Lease shall be subject and subordinate to any Mortgage now or in the future given by Landlord encumbering the Premises, provided and upon the condition that Tenant’s rights and privileges under this Lease, including, without limitation, possession of the Premises, shall not be disturbed by any such Mortgagee so long as Tenant is not in default under this Lease after the delivery of notice and the expiration of all applicable cure periods. This clause shall be self-operative (subject to the condition set forth below in this paragraph), but within fifteen (15) days after request, Tenant shall execute and deliver any further reasonable instruments confirming the subordination of this Lease and any further reasonable instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease. Notwithstanding anything herein to the contrary, as a condition of Tenant’s subordination of this Lease as set forth above, Landlord shall obtain from any existing or future Mortgagee and from its construction lender a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”), to be executed by Landlord, Tenant and Landlord’s Mortgagee, substantially similar in form and substance to the form of SNDA attached as Exhibit “H” hereto or otherwise in form and substance reasonably acceptable to the parties thereto. The parties agree to negotiate any such SNDA diligently and in good faith. The parties further agree that the form of SNDA attached hereto as Exhibit “H” is reasonable, and the parties agree to execute same upon the request of the other party or Landlord’s Mortgagee.

(b)          Without limiting the generality of the foregoing, Landlord and Tenant agree that a form of SNDA shall not be deemed unreasonable on the basis that it provides that the Mortgagee shall not be (i) liable for any act or omission of a prior landlord except to the extent that such act or omission constitutes a continuing beach of or default in the performance of the landlord’s obligations hereunder, (ii) subject to any rental offsets or defenses against a prior landlord, except to the extent that such right of offset or defense relates to a continuing beach of or default in the performance of landlord’s obligations hereunder, (iii) bound by any material amendment of this Lease made without its written consent, other than amendments specifically contemplated hereby (such as, by way of example only, an amendment confirming the exercise by Tenant of a right to extend the Term hereof), or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

(c)          Except as otherwise indicated in Section 15 above, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

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20.        Tenant’s Certificate; Financial Information.

(a)          Within ten (10) Business Days after Landlord’s request from time to time Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit “C” (or other form requested by Landlord and reasonably acceptable to Tenant), modified as necessary to accurately state the facts represented. The estoppel certificate sought hereunder by Landlord shall not be requested of Tenant more than twice in any twelve (12) month period, except in connection with a sale or financing of the Property.

(b)          Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information. Landlord agrees to keep any private financial information provided to it by Tenant confidential (except for disclosure to the parties listed above), and any Mortgagee, prospective Mortgagee and/or prospective purchaser with which Landlord shares such information shall be informed by Landlord of the obligation to keep such information confidential and shall agree to be so bound. The foregoing covenants of confidentiality notwithstanding, Tenant reserves the right to require that Landlord execute and deliver a reasonable form of non-disclosure agreement as a condition to delivering any requested financial information. The financial information sought hereunder shall not be requested of Tenant more than twice in any twelve (12) month period, except during the continuance of an event of default or in connection with a Transfer of this Lease. The financial information requested of Tenant hereunder shall be limited to quarterly unaudited financial statements prepared in accordance with GAAP, certified by Tenant’s chief financial officer. Notwithstanding the foregoing, so long as Tenant is a publically traded company whose shares are listed on a nationally or internationally recognized stock exchange, Landlord shall rely on Tenant’s publicly available financial information, and such information will not be requested of Tenant hereunder.

(c)          Within ten (10) Business Days after Tenant’s request from time to time, Landlord shall execute, acknowledge and deliver to Tenant, for the benefit of Tenant, Tenant’s lenders and investors and any prospective acquirer or partner of Tenant, an estoppel certificate requested by Tenant and in form and substance reasonably acceptable to Landlord. The estoppel certificate sought hereunder by Tenant shall not be requested of Landlord more than twice in any twelve (12) month period.

21.        Surrender.

(a)          On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, and subject to Section 12 above, Tenant shall remove from the Property (i) all furniture, trade fixtures and equipment, all other personal property owned by Tenant or its assignees or subtenants, (ii) all Alterations that were expressly required by Landlord to be removed at the time such approval, if applicable, was given, and, (iii) with respect to the Phase 1-B location only, all improvements that are inconsistent with office space use. Notwithstanding anything to the contrary contained in the foregoing, it is hereby understood that no Tenant wiring and cabling is required to be removed from the Building, and, with respect to the Phase 1-A location, Tenant laboratory improvements, trade specific improvements relating to Tenant’s business (such as piping, equipment exhaust, Thermo-oxidizers, etc.), shall not be required to be removed. Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, temporarily store, sell or otherwise dispose of or recycle such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all reasonable and actual out of pocket costs Landlord incurs to so restore the Premises.

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(b)          If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that (i) there shall be no increase in Monthly Rent for the first thirty (30) days of the holdover, (ii) the Monthly Rent for the second thirty (30) days of the holdover shall be 150% of the Monthly Rent payable for the last full month immediately preceding the holdover, and (iii) thereafter the Monthly Rent shall be 200% of the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages (including consequential damages, except as limited below) that Landlord suffers as a result of the holdover. Notwithstanding the foregoing (A) if Landlord enters into a new lease for all or any part of the Premises prior to the expiration or earlier termination of the Term, Tenant shall not be liable for consequential damages unless Tenant fails to fully vacate the Premises in accordance with this Lease within ninety (90) days after the expiration or earlier termination of the Term, or (B) if after the expiration or earlier termination of this Lease Landlord provides Tenant with written notice (the “Negotiation Notice”) that Landlord either (y) is in active negotiations with a potential tenant for all or part of the Premises (and Landlord subsequently enters into a lease with such potential tenant), or (z) has entered into a lease of all or part of the premises, then Tenant shall not be liable for consequential damages unless Tenant fails to fully vacate the Premises in accordance with this Lease within ninety (90) days after Landlord delivers the Negotiation Notice.

22.        Defaults - Remedies.

(a)          It shall be an Event of Default:

(i)          If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is five (5) Business Days after Landlord gives Tenant notice of default, provided, however, that with respect to failure to pay any sum that is not a regular installment of monthly Rent, such failure shall not be an Event of Default hereunder unless Landlord thereafter delivers to Tenant a second written notice which contains a statement in BOLD FACE CONSPICUOUS TYPE that it is a second notice of default and that failure to cure such default within three (3) Business Days from the date of receipt of the notice shall constitute an Event of Default under this Lease, and Tenant thereafter fails to cure such default within such three (3) Business Day period;

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(ii)         If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii)        If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is thirty (30) days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within thirty (30) days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time to cure the default if Tenant begins to cure the default within thirty (30) days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

(iv)        If Tenant becomes insolvent, or transfers all or substantially all of Tenant’s assets, or makes a general assignment for the benefit of creditors, or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed or undismissed for more than sixty (60) consecutive days.

(b)          If an Event of Default occurs, Landlord shall have the following rights and remedies:

(i)          Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 15% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii)         To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii)        To accelerate up to six (6) months of Rent next due and owing, and declare the same to be immediately due and payable; provided that if Tenant shall pay such amount within twenty (20) days of written demand by Landlord therefor, the Event of Default shall be deemed to have been cured and the Rent for the next six (6) months shall be deemed to have been fully pre-paid; and/or

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(iv)        To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken and recover from Tenant upon demand therefor, as liquidated and agreed upon final damages for Tenant’s default, an amount equal to (i) the net present value of the sum of the Minimum Rent and Additional Rent reserved under this Lease until the then-scheduled Expiration Date, less (ii) the net present value of the Fair Market Rent for the Premises (as reasonably determined by Landlord) net of costs which would be reasonably incurred by Landlord in re-leasing the Premises, including without limitation, reasonable demolition and fit-out costs, a one-year tenantless transition period, brokerage commissions, legal fees and expenses. For purposes of this Section 22(b)(iv), net present value shall be determined by discounting future amounts at the rate of four percent (4%) per annum.

(c)          Any provision to the contrary in this Section 22 notwithstanding (i) with respect to installments of Monthly Rent, Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under this Section 22 if Tenant fails to comply with the provisions of Sections 13, 20(a) or 26, provided that Landlord has previously delivered the written notice contemplated in such sections and Landlord thereafter delivers to Tenant a written notice which contains a statement in BOLD FACE CONSPICUOUS TYPE that it is a second notice of default and that failure to cure such default within three (3) Business Days from the date of receipt of the notice shall constitute an Event of Default under this Lease, and Tenant thereafter fails to cure such default within such three (3) Business Day period.

(d)          No waiver by Landlord or Tenant of any breach by the other shall be a waiver of any subsequent breach, nor shall any forbearance by either to seek a remedy for any breach by the other be a waiver of any rights and remedies with respect to such or any subsequent breach. Landlord shall use commercially reasonable efforts to mitigate its damages hereunder attributable to an Event of Default, but efforts by Landlord to mitigate damages shall not constitute a waiver of Landlord's right to recover damages hereunder. No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy provided herein or by law or in equity, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of Rent due, or Landlord's right to pursue any other available remedy.

(e)           If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys' fees, costs of suit, investigation expenses and discovery and other litigation costs, including costs of appeal.

(f)           LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE.

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(g)          WHEN THIS LEASE AND THE TERM OR ANY EXTENSION THEREOF SHALL HAVE BEEN TERMINATED ON ACCOUNT OF ANY DEFAULT BY TENANT, OR WHEN THE TERM OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, TENANT HEREBY AUTHORIZES ANY ATTORNEY OF ANY COURT OF RECORD OF THE COMMONWEALTH OF PENNSYLVANIA TO APPEAR FOR TENANT AND FOR ANYONE CLAIMING BY, THROUGH OR UNDER TENANT AND TO CONFESS JUDGMENT AGAINST ALL SUCH PARTIES, AND IN FAVOR OF LANDLORD, IN EJECTMENT AND FOR THE RECOVERY OF POSSESSION OF THE PREMISES, FOR WHICH THIS LEASE OR A TRUE AND CORRECT COPY HEREOF SHALL BE GOOD AND SUFFICIENT WARRANT. AFTER THE ENTRY OF ANY SUCH JUDGMENT A WRIT OF POSSESSION MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING. IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED IT SHALL BE DETERMINED AND POSSESSION OF THE PREMISES REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT FOR THE SAME DEFAULT AND UPON ANY SUBSEQUENT DEFAULT(S) OR UPON THE TERMINATION OF THIS LEASE OR TENANT'S RIGHT OF POSSESSION AS HEREIN SET FORTH, TO AGAIN CONFESS JUDGMENT AS HEREIN PROVIDED, FOR WHICH THIS LEASE OR A TRUE AND CORRECT COPY HEREOF SHALL BE GOOD AND SUFFICIENT WARRANT.

Initials on behalf of Tenant:

(h)          THE WARRANT TO CONFESS JUDGMENT SET FORTH ABOVE SHALL CONTINUE IN FULL FORCE AND EFFECT AND BE UNAFFECTED BY AMENDMENTS TO THIS LEASE OR OTHER AGREEMENTS BETWEEN LANDLORD AND TENANT EVEN IF ANY SUCH AMENDMENTS OR OTHER AGREEMENTS INCREASE TENANT'S OBLIGATIONS OR EXPAND THE SIZE OF THE PREMISES.

(i)          TENANT EXPRESSLY AND ABSOLUTELY KNOWINGLY WAIVES AND RELEASES (i) ANY RIGHT, INCLUDING, WITHOUT LIMITATION, UNDER ANY APPLICABLE STATUTE, WHICH TENANT MAY HAVE TO RECEIVE A NOTICE TO QUIT PRIOR TO LANDLORD COMMENCING AN ACTION FOR REPOSSESSION OF THE PREMISES AND (ii) ANY RIGHT WHICH TENANT MAY HAVE TO NOTICE AND TO HEARING PRIOR TO A LEVY UPON OR ATTACHMENT OF TENANT'S PROPERTY OR THEREAFTER AND (iii) ANY PROCEDURAL ERRORS IN CONNECTION WITH THE ENTRY OF ANY SUCH JUDGMENT OR IN THE ISSUANCE OF ANY ONE OR MORE WRITS OF POSSESSION OR EXECUTION OR GARNISHMENT THEREON.

Initials on behalf of Tenant:

23.        Tenant’s Authority. Tenant represents and warrants to Landlord that: (i) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (ii) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

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24.        Landlord’s Authority; Liability of Landlord.

(a)          Landlord represents and warrants to Tenant that: (i) Landlord is duly formed, validly existing and in good standing under the laws of the state under which Landlord is organized, and qualified to do business in the state in which the Property is located, and (ii) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Landlord.

(b)          The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which (upon the assignment of Landlord’s rights and obligations hereunder and the assumption thereof by the assignee pursuant to a writing executed by Landlord and such assignee, a copy of which shall be furnished to Tenant within ten (10) days after Tenant’s written request therefor) shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity (as well as their respective Affiliates), whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue.

(c)           Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord written notice specifying the default and Landlord fails to cure the default within thirty (30) days thereafter; provided that if such default cannot be reasonably be cured within such thirty (30) day period, then so long as Landlord commences to cure within such thirty (30) day period and thereafter diligently pursues such cure to completion, Landlord shall have such additional time as is reasonably necessary to complete the cure. If Landlord shall have failed to cure a default after such written notice from Tenant, or, if such default cannot be reasonably be cured within such thirty (30) day period but Landlord shall have failed to have commenced such cure or continue to diligently prosecute it to completion, Tenant shall have the right to make such repairs, replacements or perform such maintenance as it deems reasonably necessary.

(d)          Irrespective of whether a default shall have been declared, in the event that Tenant asserts that Landlord has failed to fulfill its obligations to Maintain the Building as set forth in Rider 2 hereof, and, as a consequence, Tenant cannot reasonably operate its business for the permitted Use in the ordinary course, then Tenant shall provide Landlord with written notice of the need for immediate attention to remedy such condition; and if Landlord shall fail to so remedy or fail to otherwise appropriately respond and mobilize within forty-eight (48) hours of such notice, then Tenant may provide Landlord with a further notice in BOLD CONSPICUOUS TYPE notifying Landlord if it fails to appropriately respond within twenty-four (24) hours, Tenant may elect to exercise self-help remedies, and in the event Landlord has not commenced to cure its default, or if having commenced a cure Landlord fails to diligently pursue same to completion, then Tenant may engage in self-help to cure such failure pursuant to the terms of this Section 24.

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(e)          If Tenant shall undertake self-help remedies in accordance with this Section 24, Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket costs incurred in undertaking such self-help within thirty (30) days after Landlord’s receipt of Tenant’s invoice therefor accompanied by reasonably detailed supporting documentation. If Landlord fails to reimburse Tenant for such costs and expenses within thirty (30) days after Tenant’s submission of such invoice and documentation to Landlord, then, in addition to any remedies Tenant may have at law or equity, Tenant may offset the amount owed against payments of Minimum Annual Rent (but not Additional Rent) until Tenant is repaid in full; provided, however, that Tenant may not offset more than ten percent 10%) of any monthly installment of Minimum Annual Rent in any given month. In curing any such failure by Landlord hereunder, Tenant shall perform all work in a good and workmanlike manner, in accordance with all applicable Laws. Notwithstanding anything herein to the contrary, Tenant shall not be entitled to exercise self-help, or to offset any Minimum Annual Rent, if the parties are actively engaged in any legal or administrative proceeding (including arbitration) respecting Landlord’s alleged default or failure to cure.

25.        Notices. Any notice, consent or other communication expressly required to be given in writing under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses set forth below (or to such other address as either may designate by notice to the other), with a copy to any Mortgagee or other party designated by Landlord in writing from time to time.

If intended for Landlord:

c/o Gattuso Development Partners, LLC

150 Rouse Boulevard, Suite 210

Philadelphia, PA 19112

Attention: John S. Gattuso

with a copy to:

Ensemble Investments, LLC

444 W. Ocean Blvd., Ste. 650

Long Beach CA 90802

Attn: Kambiz Babaoff

with a copy to:

Cozen O’Connor

One Liberty Place, Suite 2800

1650 Market Street

Philadelphia, PA 19103

Attn: Adam M. Silverman, Esq.

If intended for Tenant:

The Premises

Attention: Legal Department

With an electronic copy to legal@iovance.com

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with a copy to:

999 Skyway Road, Suite 150

San Carlos, CA 94070

Attention: Legal Department

and a copy to:

Morgan, Lewis & Bockius, LLP

1701 Market Street

Philadelphia, PA 19103

Attn: Eric L. Stern, Esq.

Each such communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the Business Day delivery is refused. The giving of notice by either party’s attorneys, representatives and agents under this Section shall be deemed to be the acts of the Landlord or Tenant, as the case may be.

26.        Security Deposit.

(a)          As additional security for the full and prompt performance by Tenant of the terms and covenants of this Lease, Tenant shall deliver to Landlord, within five (5) days after the Effective Date, an irrevocable, assignable (at no cost to Landlord), negotiable, non-documentary standby letter of credit (an “LC”), issued by a bank reasonably acceptable to Landlord, having a banking office in Philadelphia, Pennsylvania, in form and content acceptable to Landlord, for the benefit of Landlord, in the sum of Five Million Four Hundred Fifty Thousand and 00/100 Dollars ($5,450,000.00) (the “Security Deposit”). Such LC shall allow partial draws, have a term covering the entire Term of the Lease, and shall expire not less than sixty (60) days after the expiration of the Term of the Lease. Tenant's failure to keep the LC in place for the hereinabove agreed amounts during the entire Term of this Lease, and for at least sixty (60) days after the expiration of the Term of this Lease (including any extension thereof) shall constitute an Event of Default under this Lease. Furthermore, Landlord shall be entitled, without notice, to present the LC for payment (i) upon the occurrence and during the continuance of an Event of Default under this Lease (including any holdover), or (ii) if the term of the LC is to expire prior to the period specified above and Tenant does not cause the term to be extended, or a new LC issued (from an acceptable bank and in a form as specified above), at least thirty (30) days prior to such expiration. If for any reason the LC expires during the Term without being drawn by Landlord, Tenant shall immediately provide a cash security deposit or new LC to replace the expired LC. In the event the LC is presented for payment, Landlord may apply the proceeds on account of the Event of Default, to the cure of any Event of Default by Tenant under this Lease, or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease. If the LC has been converted into a cash Security Deposit or has been drawn upon, Tenant shall, within five (5) Business Days following Landlord’s written demand therefor, restore any portion of the Security Deposit which may be applied by Landlord to the cure of any default by Tenant under this Lease. Notwithstanding the foregoing provisions of this Paragraph, to the extent that Landlord has not applied any portion of the Security Deposit on account of a default under this Lease, the remaining Security Deposit (after Tenant has made all payments to Landlord pursuant to the provisions of this Lease) shall be returned to Tenant promptly after the expiration of this Lease and the full performance of Tenant hereunder. Until returned to Tenant after the expiration of the Lease and the full performance of Tenant hereunder (including, without limitation, any payment due by Tenant as a result of a reconciliation of Tenant's Additional Rent obligations), the Security Deposit shall remain the property of Landlord.

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(b)          As used herein, “Deposit Reduction Condition” means each of the following: (i) Tenant shall have developed a pharmacological or biological product lawfully being offered for sale in the United States; (ii) no monetary Event of Default has been previously declared in the payment of any regularly scheduled installment of monthly Rent within the prior eighteen (18) months; (iii) for the two (2) consecutive fiscal years prior to each reduction, Tenant shall have generated Income From Operations (meaning earnings before interest and tax) equal to or greater than 200% of the annual Rent obligation under this Lease; and (iv) Tenant’s Total Current Assets shall be equal to or greater than the Total Current Assets cited in Tenant’s Quarterly Report on Form 10-Q for the financial period ending March 31, 2019. If as of the expiration of the seventh (7th) Lease Year the Deposit Reduction Condition is satisfied (as demonstrated by reasonable supporting documentation provided by Tenant), and, provided the Deposit Reduction Condition remains satisfied, on each anniversary date thereafter, the Security Deposit shall be decreased by $1,000,000, until the total amount of the Security Deposit equals $1,450,000. If on any anniversary of a Lease Year (after the expiration of the seventh (7th) Lease Year) the Deposit Reduction Condition is not satisfied, no reduction in the Security Deposit shall take place in that Lease Year. Under no circumstances shall the Security Deposit held under this Lease be reduced below $1,450,000.

27.        Parking.

(a)           Landlord agrees that during the Term of this lease Tenant shall have the exclusive right to use not less than 318 unreserved parking spaces (“Tenant’s Exclusive Parking”) on the surface parking fields or future parking structure serving the Building located on all or a portion of the parking areas depicted on the Site Plan attached hereto as Exhibit “A” the “Parking Areas”), together with the non-exclusive right to utilize the on-street parking generally available in the Navy Yard, which shall include not less than 57 on-street parking spaces on the streets immediately surrounding the Property. Except as set forth herein, Landlord shall not relocate Tenant’s Exclusive Parking without Tenant’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed. If due to construction activities on the Parking Areas Tenant’s Exclusive Parking is temporarily diminished, Landlord shall provide (or cause to be provided), at no additional cost to Tenant, temporary alternative parking at least equal to the number of spaces so displaced, in a location to be determined by Landlord in consultation with Tenant that is not more than 1200 feet from the Building (or, if more than 1200 feet, a shuttle shall be provided at no additional cost to Tenant); provided, however, that such temporary parking shall not last for more than eighteen (18) months, whereupon Tenant’s Exclusive Parking shall be returned to all or a portion of the Parking Areas (which may include, at Landlord’s election, all or part of Tenant’s Exclusive Parking being located within a parking structure). The foregoing provisions notwithstanding, Tenant shall bear no responsibility for any cost or expense of constructing the aforementioned parking structure, and no fee shall be assessed for the use thereof by Tenant’s visitors, employees or other invitees.

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(b)           Landlord shall be permitted to allow not more than fifty (50) parking spaces of Tenant’s exclusive parking to be used by third parties during evening and weekend hours, provided that (i) such spaces shall be located in the areas most remote from the main entrance to the Building, (ii) such use does not have an adverse impact on the ability of parking for Tenant, its employees and invitees (as shall be reasonably determined by Tenant), (iii) such third party parking shall be by valet only, and (iv) Landlord enters into an agreement, with such third party users in form and substance reasonably acceptable to Tenant, that provides, among other things, that such third parties pay a proportionate share of the costs to Maintain and operate such parking facilities. Landlord shall cause the party utilizing the aforementioned fifty (50) space to indemnify, defend and hold the Tenant harmless from and against all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including without limitation attorneys’ fees and court costs) arising from the use of the parking lot by the third parties described herein.

28.        Landlord’s Work; Tenant’s Work. The Landlord's Work shall be constructed by Landlord in accordance with the provisions of the Work Letter attached as Exhibit “E” hereto and made a part hereof. The Tenant's Work shall be constructed by Tenant in accordance with the Tenant Fit-Out Criteria attached as Exhibit “D” hereto, and the provisions of the Work Letter attached as Exhibit “E” hereto, each of which are made a part hereof.

29.        Option to Extend. Provided that (i) no Event of Default shall have occurred in the past twelve (12) months preceding the date on which Tenant gives timely notice that it is exercising its option to extend the Term, and (ii) there then exists no uncured Event of Default by Tenant under this Lease at the time of Tenant’s exercise, Tenant shall have the right and option to extend the Term for that period of time which, when added to the initial Term of this Lease, shall cause the overall Term of this Lease to be twenty-nine (29) years and eleven (11) months (the “Extension Term”), exercisable by giving Landlord prior written notice thereof at least eighteen (18) months in advance of the Expiration Date, it being agreed that time is of the essence. For the avoidance of doubt, the right to extend the term hereunder shall inure to the benefit of any Permitted Transferee who is the legal successor to, or the assignee of, all of Tenant’s rights under this Lease. The Extension Term shall be under the same terms and conditions as provided in this Lease except as follows:

(a)          The Extension Term shall begin on the Expiration Date, and thereafter the Expiration Date shall be deemed to be the last day of the Extension Term;

(b)          All references to the Term in this Lease shall be deemed to mean the Term as extended pursuant to this Section 29; and

(c)          The Minimum Annual Rent payable during the Extension Term shall be the Minimum Annual Rent for the last Lease Year of the initial Term, increased (commencing on the first year of the Extension Term) by the same annual percentage increases for Lease Years 10-20 of the initial Term (as determined pursuant to Section 1(m) above).

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30.        Right of First Offer To Purchase.

(a)          Provided that (i) no Event of Default shall have occurred in the past twelve (12) months preceding the date of Landlord’s Offer (defined below), (ii) there then exists no uncured Event of Default by Tenant under this Lease, and (iii) that the Tenant named in this Lease is leasing the entire Premises, then before Landlord may sell or convey the Property to any third party during the Term (including the sale of all or substantially all of the direct or indirect ownership interests in Landlord to a third-party that is not then a holder (or the Affiliate of a holder) of direct or indirect ownership interests in Landlord) (a “Sale”), Landlord shall first offer to so sell the Property to Tenant, by giving written notice (“Landlord’s Offer”) of the material business terms and conditions on which Landlord is willing to sell the Property, which notice shall set forth at least the purchase price, closing period, due diligence period (if any), and terms of payment applicable to the proposed Sale. For the avoidance of doubt, the transfer of direct or indirect ownership interests in Landlord among or between the then-current holders of direct or indirect ownership interests in Landlord shall not trigger this right of first offer, so long as such transaction(s) are not undertaken with the intent of defeating Tenant’s right of first offer to purchase hereunder. For the avoidance of doubt, the right of first offer hereunder shall inure to the benefit of any Permitted Transferee who is the legal successor to, or assignee of, all of Tenant’s rights under this Lease. Furthermore, Landlord shall not undertake any transaction which would give rise to the ROFO within the first eighteen (18) months following the Commencement Date.

(b)          Tenant shall have thirty (30) days after the date of receipt of Landlord’s Offer within which to notify Landlord in writing whether Tenant accepts Landlord’s Offer on the terms and conditions therein contained. If Tenant accepts Landlord’s Offer in writing within the thirty (30) day period described above, the parties shall proceed to negotiate in good faith toward the goal of entering into a mutually acceptable Agreement of Sale and Purchase (a “ROFO Definitive Agreement”) on the terms set forth in Landlord’s Offer. The ROFO Definitive Agreement shall incorporate the terms and conditions set forth on Exhibit “F” attached hereto, except to the extent that any of the material business terms set forth in Landlord’s Offer deviate from such provisions, in which case Landlord’s Offer shall control.

(c)          If Tenant does not accept Landlord’s Offer in writing within the thirty (30) day period described in Section 30(b), or Tenant accepts Landlord’s Offer but the parties fail to enter into a ROFO Definitive Agreement within thirty (30) days thereafter, then Tenant shall be deemed to have declined the Landlord’s Offer, subject to the remainder of this Section 31(c). If Tenant declines, or is deemed to have declined, Landlord’s Offer, Landlord may make a Sale to any other person or entity; provided, however, that (i) if Landlord fails to enter into a definitive agreement for the sale of the Property within twelve (12) months after Tenant declines, or is deemed to have declined Landlord’s Offer, or (ii) if having entered into a definitive agreement within the time period specified in clause (i) above, Landlord fails to complete closing thereunder within ten (10) months thereafter, or (iii) if Landlord desires to make a Sale for a purchase price which is less than ninety-two percent (92%) of that set forth in Landlord’s Offer, then in any such event before entering into a Sale Landlord shall first re-offer the Property for Sale to Tenant (at such reduced purchase price, if applicable) in accordance with the procedure in Section 30(a). If Tenant declines, or is deemed to have declined, Landlord’s Offer, or if for any reason this right of first offer terminates, at Landlord’s request Tenant shall confirm the same to Landlord (and to any third party that Landlord may designate) in writing within five (5) days after Landlord’s written request for such confirmation.

(d)          This right of first offer will expire contemporaneously with the expiration or earlier termination of this Lease. Furthermore, this right of first offer shall be extinguished by any Sale or any other transfer of the Property made in accordance with the terms of this Section 30, except for the transfers described in Section 30(e) below.

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(e)          Notwithstanding anything herein to the contrary, this right of first offer shall not apply to (and “Sale” shall not mean or include) (i) any mortgage financing, sale leaseback financing transaction, foreclosure sale or other statutory sale or non-judicial sale by any holder of a mortgage on Landlord’s interest in the Property, or a deed in lieu of foreclosure, or to a foreclosure of a direct or indirect equity interest in Landlord under the Uniform Commercial Code or otherwise, or a transfer in lieu thereof, or any similar event relating to a fee mortgage or security interest, or to any sale or transfer thereafter made by the holder of such mortgage or security interest or its Affiliate, (ii) the sale or transfer of less than all or substantially all of the direct or indirect ownership interests in Landlord, or any direct or indirect partnership or membership interests by Landlord or its partners, members or shareholders, unless such sale or transfer, together with other sales or transfers of direct or indirect ownership interests in Landlord made as part of a series of related and contemporaneous transactions, results in the sale or transfer of all or substantially all of the direct or indirect ownership interests in Landlord to a third-party that is not an Affiliate of Landlord, or a then-current holder of direct or indirect ownership interests in Landlord, or an Affiliate thereof, (iii) a sale or transfer, whether in fee or by transfer of direct or indirect ownership interests in Landlord, to an Affiliate of Landlord, or to any party (or its Affiliate) that then holds direct or indirect ownership interests in Landlord, (iv) a sale or transfer as part of the sale of three (3) or more properties by Landlord and/or its Affiliates (in one or more related transactions), or (v) transfers of direct or indirect ownership interests in Landlord to third parties in connection with the initial formation and capitalization of Landlord or its parent companies. This right of first offer shall not be extinguished by any transaction described in this Section 30(e) above, but shall continue thereafter until exercised or extinguished as set forth above. No such transaction(s) shall be undertaken with the intent of defeating Tenant’s right of first offer to purchase hereunder.

31.        Option to Purchase.

(a)          Subject to the provisions of this Section 31, Tenant shall have the option to purchase the Property at the expiration of the fourteenth (14th) Lease Year of the Term by giving written notice thereof to Landlord not later than eighteen (18) months prior to the expiration of such Lease Year (the “Purchase Notice”); it being agreed that time is of the essence. In no event shall any exercise by Tenant of this purchase option relieve Tenant from its obligation to pay all Rent under this Lease and to perform all of its other obligation hereunder, in each case accrued to the date of closing on Tenant’s acquisition of the Property.

(b)          If Tenant timely exercises its purchase option in accordance with this Section 31, the parties shall proceed to enter into an Agreement of Sale and Purchase for the transaction which shall incorporate the terms and conditions set forth on Exhibit “F” attached hereto (a “Purchase Option Definitive Agreement”). If either party fails to enter into a Purchase Option Definitive Agreement within thirty (30) days after the delivery of Tenant’s Purchase Notice, such party shall be in default of this Lease; provided, however, that neither party shall have any obligation to enter into a Purchase Option Definitive Agreement if the other party requires material modifications to such form of agreement.

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(c)          Within thirty (30) days following receipt of a Purchase Notice, Landlord shall advise Tenant in writing of the proposed purchase price for the Property representing Landlord’s good faith determination as to the fair market value of the Property. If Tenant does not agree to such amount (or such other amount as may be acceptable to Landlord), Tenant shall have the right to require the purchase price to be determined by an average of three appraisals to be performed by appraisers having the MAI (Member of Appraisal Institute) designation, one of which appraisers shall be designated by Tenant, the second of which shall be designated by Landlord and the third of which shall be appointed by the first two appraisers. None of the appraisers selected shall have an existing or recent (within the prior five (5) years) business relationship with the party making the selection. Tenant’s election shall be made by advising Landlord in writing within ten (10) days following receipt of Landlord’s purchase price notice, which notice from Tenant shall designate Tenant’s suggested appraiser, if applicable. Each of the appraisers shall appraise the Property utilizing the income approach, the comparable approach and the replacement cost approach; provided, however, that in utilizing the income approach, the appraisers shall assume a payment of rent by a credit tenant leasing the Premises at the then current fair market rent under a five (5) year lease without any options to purchase or rights of first refusal. In no event, however, shall the purchase price be less than an amount derived by taking the average Minimum Annual Rent over the entire initial Term of this Lease, divided by a capitalization rate of five percent (5%). Landlord and Tenant each shall pay the fees of its designated appraiser and one-half of the fees of the third appraiser. Tenant shall be solely responsible for any prepayment penalty, breakage fee or other cost or expense (in excess of the outstanding principal and ordinary accrued interest thereon) arising in connection with the pre-payment of any mortgage or other financing encumbering the Property or Landlord’s interest therein.

(d)          Settlement for the purchase of the Property shall be held at 10:00 a.m. on the first day of the fifteenth (15th) Lease year of the Term or, if such date is not a Business Day, on the first Business Day thereafter.

(e)          The option to purchase set forth in this Section 31 shall terminate, be void and of no further force or effect, if (i) Tenant fails to deliver its Purchase Notice within the time period described above, (ii) an Event of Default shall have occurred in the past twelve (12) months preceding settlement on the sale and purchase of the Property pursuant to Tenant’s Purchase Notice, (iii) on the date of Tenant’s Purchase Notice, or at the time of settlement, there then exists any uncured Event of Default by Tenant under this Lease, (iv) on the date of Tenant’s Purchase Notice, or at the time of settlement, the Tenant named in this Lease is not the sole tenant of the entire Premises, (v) Landlord offers the property for sale to Tenant via Landlord’s Offer referenced in Section 30 above, and the Property thereafter sells either to Tenant or to a third party subject to and in conformance with the ROFO process, (vi) there occurs any foreclosure sale or other statutory sale or non-judicial sale by any holder of a mortgage on Landlord’s interest in the Property, or a deed in lieu of foreclosure, or to a foreclosure of an equity interest in Landlord under the Uniform Commercial Code or otherwise, or a transfer in lieu thereof, or any similar event relating to a fee mortgage or security interest, or to any sale or transfer thereafter made by the holder of such mortgage or its Affiliate, or (vii) the Property is taken by a condemnation or otherwise for any public or quasi-public use. If for any reason Tenant’s purchase option terminates, at Landlord’s request Tenant shall confirm the same to Landlord (and to any third party that Landlord may designate) in writing within five (5) days after Landlord’s written request for such confirmation. For the avoidance of doubt, the ROFO hereunder shall inure to the benefit of any Permitted Transferee who is the legal successor to, or assignee of, all of Tenant’s rights under this Lease.

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32.        Brokers. Each party represents and warrants to the other that such party has dealt with no broker, finder or other intermediary in connection with this lease other than Jones Lang LaSalle (“Broker”). Each party shall indemnify, defend and hold the other harmless from and against all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including without limitation attorneys’ fees and court costs) arising from any claims for commissions made by any other broker, finder or other intermediary claiming through the indemnifying party). Landlord shall be responsible for paying a leasing commission to Broker in accordance with the terms of a separate brokerage agreement, and Landlord shall indemnify, defend and hold Tenant harmless against any claim, loss cost or damage (including reasonable attorney fees and costs) arising by Landlord’s failure to pay such commission in accordance with the terms of such separate brokerage agreement.

33.        Keystone Opportunity Zone Provisions. The parties acknowledge that the Premises is located within a Keystone Opportunity Improvement Zone. During the entire Term of this Lease, Tenant hereby covenants to comply with the requirements under Pennsylvania and Philadelphia law governing the use and occupancy of a property located within a Keystone Opportunity Improvement Zone. Tenant agrees that such compliance shall be the sole responsibility of Tenant, and that Landlord shall have no responsibility or liability therefor. Landlord agrees to timely make any filings necessary to maintain and (to the extent approved by applicable governmental authorities) extend the designation of the Premises as being within a Keystone Opportunity Improvement Zone.

34.       Back Up Generator.

(a)          During the Term, Tenant shall be permitted to install and operate at its sole expense, one (1) back-up generator (“Generator”) in an appropriate location outside of the Building, but on the Property, designated by Landlord and reasonably acceptable to Tenant, which location shall be provided to Tenant by Landlord for no additional Minimum Annual Rent, but subject to the reimbursement by Tenant of any applicable and reasonable costs (including costs to screen the area from view) actually incurred by Landlord with respect to the Generator. Tenant shall comply with the provisions of Sections 10, 12 and 13 of this Lease with respect to the installation and alteration of, and improvements to, the Generator, and the size, location, installation and screening from view of such Generator shall be subject to reasonable review and approval of Landlord. Tenant shall maintain the Generator in good order and condition at its sole cost and expense. Tenant shall comply at all times with all applicable Laws with respect to the Generator and its installation, maintenance, operation and removal. Tenant shall obtain all necessary approvals for the Generator from all governmental authorities having jurisdiction over the installation and operation of the same, if applicable. Neither Tenant, nor Tenant’s agents, employees or contractors will have access to the Generator, other than in the event of an emergency or for its scheduled installation, maintenance or removal, without first giving Landlord the opportunity to have its representative accompany such person. Landlord agrees to reasonably cooperate with Tenant, at no cost to Landlord, in connection with the installation of the Generator.

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(b)          Tenant covenants and agrees that neither Tenant nor its agents, employees or contractors will cause any damage to the Building during the installation, operation, Maintenance or removal of the Generator. Provided that the Generator is in good working order and condition, Tenant shall leave the Generator in place and upon the expiration or termination of this Lease, the Generator shall become the property of Landlord; if the Generator is not in good working order, then at Landlord’s direction Tenant shall remove the same from the Property at the expiration or termination of this Lease. Tenant shall take all necessary steps to ensure that all necessary approvals for the Generator, as obtained by Tenant pursuant to Section 34(a) above, are timely modified, reissued and transferred, as necessary, to reflect the Generator becoming the property of Landlord. Tenant’s indemnification of Landlord pursuant to Section 8(e) of this Lease also applies to the Generator and Tenant’s use of any portion of the Property therefor. The permission granted in this Section 34 for Tenant to install and operate the Generator shall not be deemed to make the portion of the Property affected thereby part of the Premises for any purpose under this Lease.

35.       Rooftop Equipment. During the Term, Tenant shall be permitted to install, Maintain and repair supplemental HVAC equipment, satellite dish antennae, microwave dishes or other state-of-the-art communications devices (collectively, the “Rooftop Equipment”) on the roof of the Building under and subject to the following conditions:

(a)          Tenant shall comply with all Laws and shall obtain, and deliver to Landlord written evidence of, any approval(s) required under any easements, covenants or restrictions encumbering the Property.

(b)          Tenant shall obtain Landlord’s prior approval of the location, size, design and esthetic appearance of the Rooftop Equipment on the roof of the Building and of the specifications for the Rooftop Equipment, such approval not to be unreasonably withheld, conditioned or delayed. Tenant agrees to consult with Landlord’s roofing contractor prior to installation and strictly to comply with the roofing contractor’s recommendations and requirements. Tenant shall pay all reasonable and actual third-party costs incurred by Landlord in connection with the Rooftop Equipment including, without limitation, all architectural, engineering and contractors’ fees. The Rooftop Equipment shall be screened from view, at Tenant’s sole cost. Such screening shall be designed by the base building architect and shall be otherwise reasonably acceptable to Landlord.

(c)          Tenant shall comply with the provisions of Sections 10, 12 and 13 of this Lease in connection therewith.

(d)          At least three (3) Business Days prior to installation, Tenant shall notify Landlord of the date and time of the installation. Landlord shall be afforded an opportunity to be present with Tenant at the installation but Tenant may proceed without Landlord’s representative if Landlord’s representative does not appear at the scheduled time.

(e)          Tenant shall Maintain the Rooftop Equipment in a safe, good and orderly condition consistent with industry standards and in accordance with all applicable Laws. The installation, maintenance, repair and removal of the Rooftop Equipment shall be performed at Tenant’s sole expense in a manner which will not impair the integrity of, damage or adversely affect the warranty applicable to, the roof or any other portion of the Property. If Tenant voids, in whole or in part, and roof warranty, Tenant shall be solely responsible for all costs associated therewith.

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(f)           No later than the expiration or sooner termination of the Term, at Tenant’s sole expense, Tenant shall remove the Rooftop Equipment and repair any resulting damage.

(g)          No person shall have access to the roof without Landlord’s permission, except as expressly set forth in this Section 35. Tenant’s indemnification of Landlord pursuant to Section 8(e) of this Lease also applies to the Rooftop Equipment and Tenant’s use of any portion of the Premises therefor. Without limiting the foregoing, Tenant solely shall be responsible (except to the extent caused by the gross negligence or willful misconduct of Landlord or its contractors) for any damages or injury caused by or in any way relating to the Rooftop Equipment, including, but not limited to, damage or injury caused by reason of the Rooftop Equipment collapsing or being blown from the roof or any other portion of the Property.

36.        Storage Tanks.

(a)          During the Term, subject to the approval of PAID in accordance with the CCRs, Tenant shall be permitted to install and operate at its sole expense, nitrogen and carbon dioxide gas storage tanks (“Storage Tanks”) in an appropriate location outside of the Building, but on the Property, designated by Landlord and reasonably acceptable to Tenant, which location shall be provided to Tenant by Landlord for no additional Minimum Annual Rent (but subject to the reimbursement by Tenant of any applicable and reasonable third-party costs actually incurred by Landlord with respect to the Storage Tanks). Tenant shall comply with the provisions of Sections 10, 12 and 13 of this Lease with respect to the installation and alteration of, and improvements to, the Storage Tanks, and the size, location and installation of such Storage Tanks shall be subject to reasonable review and approval of Landlord. The Storage Tanks shall be screened from view, at Tenant’s sole cost. Such screening shall be designed by the base building architect and shall be otherwise reasonably acceptable to Landlord. Tenant shall maintain the Storage Tanks in good order and condition at its sole cost and expense. Tenant shall comply at all times with all applicable Laws with respect to the Storage Tanks and its installation, maintenance, operation and removal. Tenant shall obtain all necessary approvals for the Storage Tanks from all governmental authorities having jurisdiction over the installation and operation of the same, including without limitation the aforementioned approval of PAID in accordance with the CCRs. Landlord agrees to reasonably cooperate with Tenant, at no cost to Landlord, in connection with the installation of the Storage Tanks.

(b)          Tenant covenants and agrees that neither Tenant nor its agents, employees or contractors will cause any damage to the Building during the installation, operation, Maintenance or removal of the Storage Tanks. At the expiration or sooner termination of the Term, Tenant shall remove the Storage Tanks at its own cost and shall repair any damage to the affected portions of the Building or Property caused by such operation or removal; provided, however, that at Landlord’s request Tenant shall leave the Storage Tanks in place and upon expiry it automatically shall become the property of Landlord. Tenant shall take all necessary steps to ensure that all necessary approvals for the Storage Tanks, as obtained by Tenant pursuant to Section 36(a) above, are timely modified, reissued and transferred, as necessary, to reflect the Storage Tanks becoming the property of Landlord. If Tenant does not remove the Storage Tanks as set forth above and Landlord does not elect to have Tenant leave the Storage Tanks in place, Tenant hereby authorizes Landlord to remove and dispose of the same and charge Tenant for all reasonable costs and expenses incurred. Tenant’s indemnification of Landlord pursuant to Section 8(e) of this Lease also applies to the Storage Tanks and Tenant’s use of any portion of the Property therefor. The permission granted in this Section 36 for Tenant to install and operate the Storage Tanks shall not be deemed to make the portion of the Property affected thereby part of the Premises for any purpose under this Lease.

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37.        Lease Contingency.

(a)          As used herein:

(i)           “Contingency Deadline” means October 31, 2019. Landlord shall have the one-time right to extend the Contingency Deadline by up to ninety (90) days by delivering written notice thereof to Tenant prior to the Contingency Deadline.

(ii)          “Lease Contingency” means that Landlord shall have obtained (i) fee title to the Land (or such other beneficial rights to the Land as Landlord may determine, subject to Tenant’s reasonable approval), (ii) all development rights from Liberty Property Trust and/or the Philadelphia Authority for Industrial Development necessary for the development of the Building on the Property, (iii) a zoning and use permit allowing for the Building (as described in the Base Building Schematic Documents listed in Exhibit “E”) and Tenant’s permitted Use described in Section 1(p) above, and (iv) a fully executed and binding commitment, from a lender and on terms and conditions reasonably acceptable to Landlord, for construction financing sufficient, in Landlord’s reasonable opinion, for the design, construction and development of the Building on the Property.

(iii)         “Termination Date” means the date for termination identified in the Termination Notice, which date shall not be more than thirty (30) days after the delivery of the Termination Notice.

(iv)        “Termination Notice” means written notice terminating this Lease, effective as of the Termination Date, for failure of the Lease Contingency to be satisfied on or before the Contingency Deadline.

(b)           Landlord agrees to use diligent good faith efforts to cause the Lease Contingency to be satisfied on or before the Contingency Deadline, and Tenant shall cooperate reasonably with Landlord in such efforts. If the Lease Contingency is not satisfied on or before the Contingency Deadline, then Landlord may terminate this Lease (effective as of the Termination Date) by delivering a Termination Notice to Tenant at any time after the Contingency Deadline but prior to the satisfaction of the Lease Contingency. Notwithstanding the foregoing, if the Lease Contingency is satisfied prior to the Termination Date, then Tenant may void such Termination Notice by delivering written notice thereof to Landlord within fifteen (15) days after the satisfaction of the Lease Contingency, whereupon this Lease shall not terminate and shall continue in full force and effect in accordance with its terms. If this Lease is terminated as set forth above, then effective as of the Termination Date neither party shall have any further rights or obligations under this Lease except (i) that Landlord shall return the Security Deposit and any prepaid Rent to Tenant within fifteen (15) Business Days after the Termination Date, and (ii) for those obligations that expressly survive the termination of this Lease.

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(c)           Subject to the provisions of this Section 37(c), if Landlord terminates this Lease on account of a failed condition pursuant to Section 37(b), Tenant shall be relieved of all obligations under that certain Indemnity Agreement dated March 16, 2019 (the “Indemnity Agreement”), and any sums paid by Tenant to Landlord thereunder shall be promptly refunded to Tenant. Notwithstanding the foregoing, if the failed condition giving rise to Landlord’s termination is the result of (i) Landlord’s inability to secure reasonably acceptable financing due to the creditworthiness of Tenant or Tenant’s failure to provide information reasonably requested by Landlord’s lender, or (ii) Landlord’s inability to obtain a satisfactory zoning or use permit due to Tenant’s intended use of the Premise (other than the Use as defined in Section 1(p) above), then Tenant shall not be relieved of its obligations under the Indemnity Agreement, the Indemnity Agreement shall be deemed to be in full force and effect, and Tenant shall promptly reimburse Landlord for Tenant’s share of Reimbursable Expenses (as defined in the Indemnity Agreement).

38.       Lender Requirements. Tenant agrees to provide to Landlord’s construction lender with such information as such lender may reasonably require to assess Tenant’s ability to pay and perform its obligations under this Lease, to the extent not available from public filings by Tenant, including, without limitation, Tenant’s most recent federal tax returns. Tenant may require that such party execute a reasonable form of non-disturbance agreement for such purposes.

39.       Key Man Provision. The parties acknowledge that Gattuso Development Partners, LLC (“GDP”) holds an indirect ownership interest in Landlord and serves as the indirect managing member of Landlord. John S. Gattuso (“Gattuso”) is a principal in GDP. Landlord agrees that GDP shall continue to hold an indirect ownership interest in Landlord and (subject to death or incapacity) Gattuso shall continue to be a principal in GDP and GDP shall continue to be such indirect managing member of Landlord, for not less than eighteen (18) months after the Commencement Date.

40.       Miscellaneous.

(a)           The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b)           This Lease, inclusive of the schedules and exhibits hereto, represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

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(c)           Landlord may grant such easements, rights of access, and other rights and encumbrances in and to the Property or any portion thereof (excluding the interior of the Premises), and the parking areas or facilities serving the Property, provided the same do not, individually or in the aggregate, materially and adversely impact (i) Tenant’s Use specified in Section 1(p) above, (ii) pedestrian or vehicular access to, or egress from, the Premises, or (iii) Tenant’s parking at the Property.

(d)          Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(e)           Except as set forth in Section 21(b) hereof with respect to Tenant, in no event shall either party be liable to the other for any loss of business or profits of the other or for consequential, punitive or special damages of any kind. Neither Tenant nor Landlord nor any principal of Tenant or Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises.

(f)           If any period expires or action is to be taken under this Lease on a day which is not a Business Day, the time frame for the same shall be extended until the next Business Day.

(g)          The parties acknowledge that the Property is subject to the CCRs.

(h)          Landlord acknowledges that Tenant shall file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K and/or a Quarterly Report on Form 10-Q, describing the material terms of the transactions contemplated hereby and including a copy of the Lease as an exhibit thereto. In addition, Landlord acknowledges and agrees that Tenant may, from time to time, make additional disclosures relating to or concerning the Lease to the SEC or other governmental agencies, as may be required by securities Laws or other applicable Laws, and that nothing in this Lease shall be construed so as to prevent any such disclosures.

(i)            If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(j)            This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(k)          This Lease may be executed in counterparts, each of which shall constitute an original, but which, taken together, shall be one original agreement. Any counterpart of this Lease may be executed and delivered by electronic transmission (including, without limitation, e-mail) or by portable document format (pdf) and shall have the same force and effect as an original.

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(l)            Tenant shall have the right to record a memorandum of this Lease substantially in the form set forth on Exhibit J attached hereto and made part hereof with the Recorder of Deeds for the City of Philadelphia following the completion of the subdivision of the Land.

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IN WITNESS WHEREOF, intending to be legally bound, Landlord and Tenant have executed this Lease as of the date first above written.

Landlord:

300 ROUSE BOULEVARD, LLC

By:	/s/ John S. Gattuso
Name: John S. Gattuso
Title: Authorized Signatory

[Signatures continued on next page]

Landlord's Signature Page to Lease

[Signatures continued from prior page]

Tenant:

IOVANCE BIOTHERAPEUTICS, INC.

By:	/s/ Maria Fardis
Name: Maria Fardis
Title: President and CEO

Tenant's Signature Page to Lease

Rider 1 to Lease Agreement

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, the party in question, (ii) any successor, directly or indirectly, to such party by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets, stock, membership or partnership interests of such party as a going concern.

“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees and, in the case of Tenant, Tenant’s Permitted Users.

“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

“Business Day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday in the Commonwealth of Pennsylvania.

“CCRs” means the Declaration of Restrictive Covenants, Agreements and Easements for the Corporate Center of the Philadelphia Navy Yard established by PAID, as declarant, dated February 12, 2007 and recorded in the land records of Philadelphia, Pennsylvania on February 20, 2007 as Document No. 51652673, as amended from time to time.

“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, driveways, sidewalks, parking, loading and landscaped areas.

“Constant Dollars” means the present value of the U.S. dollar to which such phrase refers. An adjustment shall occur on January 1 of the sixth (6th) calendar year following the date of this Lease, and thereafter at five (5) year intervals. Constant Dollars shall be determined by multiplying the dollar amount to be adjusted by a fraction, the numerator of which is the Current Index Number and the denominator of which is the Base Index Number. The “Base Index Number” shall be the CPI for the month of the date of this Lease; the “Current Index Number” shall be the CPI for the month of September of the year preceding the adjustment year; the “Index” shall be the CPI.

“CPI” means the United States Department of Labor, Bureau of Labor Statistics, All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average (1982-84 = 100). If the manner in which such Consumer Price Index is determined shall be changed, or if 1982-84 shall no longer be used as the base year, such adjustment shall be made in calculations using such successor or revised index as may be specified by the issuing agency for the purpose of compensating for the change, or if in the absence of such specification, there shall be made such adjustment, if any, as Landlord reasonably determines to be appropriate. If such Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise, Landlord shall substitute therefor an index reasonably determined by Landlord to be comparable.

“Environmental Laws” means all federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) in effect during the Term of this Lease relating to the protection of the environment or protection of human health from Hazardous Materials released into the environment and applicable to the Property and the use of the Property under this Lease.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Excusable Delay” has the meaning set forth in Exhibit “E”.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use, treatment, storage or disposal of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the rate of 1.00% per month.

“Land” has the meaning set forth in Section 1(a) above.

“Landlord’s Work” shall have the meaning set forth in Exhibit “E”.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities (including the ADA) or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Lease Year” means the period from the Commencement Date through the succeeding twelve (12) full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.

“Maintain” or “Maintenance” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair consistent with other Class “A” Buildings of this type developed for the same or substantially similar Use in the Philadelphia Navy Yard. Maintenance also includes utilizing such Building or Building Systems-performance assessment tools or optimizing practices that Landlord in its discretion reasonably deems necessary or appropriate for planning, designing, installing, testing, operating and maintaining the Building, Building Systems and Common Areas in a sustainable, energy efficient manner and providing a safe and comfortable work environment, with a view toward achieving improved overall performance and minimizing impact on the environment.

“Major Repair” means with respect to Maintenance to be performed by Tenant, any (i) structural Maintenance, (ii) non-routine Maintenance to any Building System, (iii) roof Maintenance, and (iv) Maintenance project reasonably expected to cost more than $50,000.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Operating Expenses” means all reasonable, documented costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property and, subject to the last sentence of Section 27 hereof, any parking areas made available to Tenant under this Lease (whether or not located on the Property) including, but not limited to (i) the charges at standard retail rates without for any utilities provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any commercially reasonable deductible paid by Landlord in connection with an insured loss, (iii) Landlord’s actual, documented cost to Maintain the Property (other than as provided in subsection (a) of Rider 2 of this Lease), (iv) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable and actual cost of contesting any of the foregoing, which are attributable to the Property and applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (v) the annual amortization (over their estimated economic useful life in accordance with GAAP) of the costs (including reasonable financing charges) of improvements or replacements that would be classified as a capital expenditure under sound real estate accounting practices consistently applied and which are: (a) performed with Tenant’s prior written consent (not to be unreasonably withheld, conditioned or delayed) to reduce Building Operating Expenses, but only to the extent of such reduction; (b) to repair or Maintain the Building or Building Systems (but excluding footings, foundations, structural steel columns and girders and the Building exterior walls, including the structural elements of the perimeter curtain wall system, and replacement of the Building roof for the first ten (10) years of the initial Term); or (c) to comply with any Laws first enacted or applicable to the Building after the Commencement Date, (vi) a management fee not to exceed five percent (5%) of all Rent payable to Landlord under this Lease, and (vii) a property service fee covering employees of and vehicles utilized by Landlord providing repair, maintenance and related services to the Property, and equipment, tools and materials used in connection with and other costs related to such services, equitably allocated to the Property if used by Landlord or its Affiliates to provide repair or maintenance services to other properties owned by same, all of which shall be consistent with the service level set forth in Rider 2 of this Lease; (viii) the cost of maintaining, operating and repairing (but not developing and constructing) a parking structure in the Property or neighboring property, if any, with Tenant’s share of repair, operation and maintenance to be a fraction, the numerator of which is 318 and the denominator of which is the total number of parking spaces in the structure; and (ix) costs to process the certification or re-certification of the Building pursuant to any applicable environmental or energy rating/bench marking system (such as Energy Star or LEED) including applying, reporting, and tracking costs and related reasonable consultant’s fees associated therewith.

The foregoing notwithstanding, Operating Expenses will not include: (A) depreciation on the Building, (B) financing and refinancing costs (except as provided above), interest on debt, amortization payments, late fees or other charges on any loan, borrowing, mortgage, or rental under any ground or underlying lease, (C) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, (D) income, excess profits or corporate capital stock tax, capital levy, franchise, transfer, recordation, profit, gift, estate, succession, inheritance or other tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above, and all interest or penalties due to Landlord’s lateness or failure to pay taxes when due (except to the extent caused by the failure of Tenant to timely pay same), together with any environmental surcharges, fines or other charges imposed by any federal, state or local governmental agency (except to the extent resulting from Tenant’s breach of the terms of this Lease, (E) the cost of capital improvements (except as expressly set forth herein), (F) late charges and penalties on any charges payable by Landlord, except to the extent caused by Tenant’s failure to timely pay any amounts due hereunder, (G) repairs or other work occasioned by fire, windstorm or other insured casualty or hazard, except to the extent of a commercially reasonable deductible amount, (H) repairs, restoration or rebuilding necessitated by condemnation, (I) organizational expenses associated with the creation and operation of the entity which constitutes Landlord, (J) any penalties or damages required to be paid by Landlord, except to the extent caused by any default by Tenant hereunder, (K) salaries of executive personnel of Landlord above the level of property manager, (L) fees, costs and expenses incurred by Landlord in connection with the construction of the Base Building Work, (M) costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy hazardous wastes, Hazardous Materials or hazardous waste conditions located on, in or under the Property on the Effective Date of this Lease or caused by Landlord or Landlord’s Agents, (N) political and charitable contributions, (O) the cost of any repair, restoration, replacement or other item, to the extent Landlord receives payment therefor under any applicable warranty; Landlord agreeing to use good faith efforts to recover under such warranty, (P) Landlord’s general corporate overhead and all general administrative overhead expenses for services not specifically performed for the Property, (Q) costs to repair construction defects with respect to the original construction of the Building or repairing any Latent Defects (other than those caused by Tenant, or its contractors or employees) reported to Landlord within one (1) year of discovery, (R) any penalties, fines, damages, late charges or interest incurred as a result of any violation of any applicable law by Landlord or Landlord’s agents, contractors or employees, unless the violation results from the act or omission of Tenant or Tenant’s agents, contractors or employees, (S) costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar law, (T) any expenses in connection with a subdivision of the Property, (U) legal, accounting and other expenses incurred by Landlord in connection with any financing, refinancing or sale of the Property or Landlord’s interest therein, and (V) costs incurred to the extent due to a breach by Landlord of the terms and conditions of this Lease. If Landlord elects to prepay real estate taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services. Landlord agrees to competitively bid services provided under this Lease at least once every two (2) years with respect to such service, it being hereby understood, however, that Landlord shall not be obligated to select the lowest bid if, in Landlord’s reasonable judgment, the reputation or service quality of such provider would not be consistent with Landlord’s standards or that of a Class “A” office or medical laboratory building.

“PAID” means the Philadelphia Authority for Industrial Development.

“Permitted Transferee” means an Affiliate of Tenant, provided that (i) the Affiliate has a tangible net worth as determined in accordance with GAAP (but excluding intellectual property and any other intangible assets) immediately after the Transfer that is not less than $550,000,000 Constant Dollars, (ii) subject to Section 18(e) hereof, Tenant provides Landlord notice of the Transfer at least fifteen (15) days prior to the effective date thereof, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement or a sublease (as applicable) reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease, and (iv) if there is a guaranty of this Lease, Tenant delivers to Landlord a confirmation of such guaranty by the guarantor hereunder, or, in the event the applicable Transfer results in a change of control (directly or indirectly) of Tenant, Tenant delivers to Landlord a new guaranty (on the same form as the existing guaranty) from an entity reasonably acceptable to Landlord.

“Permitted User” means a third party whose use of the Premises complies with all Laws, is consistent with the structural and functional capabilities of the Building, and is generally compatible with the other uses in the Navy Yard Corporate Center, each as reasonably determined by Landlord in its good faith judgment, and provided that (i) Tenant provides Landlord notice of the sublease at least fifteen (15) days prior to the effective date thereof, and (ii) Tenant delivers to Landlord a sublease reasonably acceptable to Landlord, in final or near final form, executed or to be executed by Tenant and the Permitted User, together with a certificate of insurance evidencing the Permitted User’s compliance with the insurance requirements of Tenant under this Lease prior to such Permitted User’s occupancy.

“Property” means the Land and the Building, and all appurtenances to them.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant Delay” has the meaning set forth in Exhibit “E”.

“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.

“Tenant’s Work” shall have the meaning set forth in Exhibit “E”.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer, directly or indirectly, of a controlling interest in Tenant, including, without limitation, by sale, merger, consolidation or reorganization. Transfers to Permitted Transferees, as defined herein, shall be deemed Transfers expressly permitted by Landlord hereunder.

Rider 2 to Lease Agreement

MAINTENANCE AND REPAIR RESPONSIBILITIES

Maintenance obligations, and the responsibility for payment associated with the performance of such Maintenance, shall be allocated between Landlord and Tenant in accordance with this Rider 2, except as otherwise set forth in Section 9 of this Lease.

a.	Landlord’s Obligation to Maintain at Landlord’s Expense. Landlord shall Maintain the Building footings, foundations, structural steel columns and girders and the structural elements of the exterior curtain wall system, at Landlord’s sole expense, without reimbursement from Tenant; unless (i) the costs of such Maintenance would have been covered by warranty but is no longer covered by warranty due to the acts or omissions of Tenant or its Agents, or (ii) such Maintenance is required due to the acts or omissions of Tenant or its Agents, in which event, Tenant agrees to pay to Landlord, within thirty (30) days after being billed therefor, any and all costs incurred by Landlord in performing such Maintenance.

b.	Landlord’s Obligation to Maintain at Tenant’s Expense. Landlord shall Maintain the following, the costs of which shall, subject to warranties covering the cost of repair for such items, be recoverable as Operating Expenses: (i) the Building roof (but excluding replacement of the Building roof or any part thereof for the longer of the manufacturer’s and installer’s warranty period or the first ten (10) years of the initial Term) and routine, non-structural maintenance of exterior walls (including, without limitation, exterior façade painting and caulk repair); (ii) the base Building life safety systems (including, but not limited to, fire sprinkler systems, fire pumps and fire alarm panels and devices); (iii) the main utility lines to the point of connection into the Building (e.g., main electricity and water/sewer service to the Building); (iv) any Building Systems not exclusively serving the Premises or the premises of another tenant; (v) the irrigation systems, storm water facilities and detention ponds; (vi) the elevators and related systems; and (vii) any fencing (other than fencing exclusively serving the Premises), exterior landscaping, asphalt/concrete, snow and ice removal from sidewalks, parking areas, loading areas and driveways. In addition to the foregoing, Landlord shall, as an Operating Expense, be responsible for the following: exterior pest control; exterior window cleaning; exterior stair systems; and sanitary lift stations.

c.	Supplemental Service. If Tenant requests and Landlord then furnishes any service or maintenance over and above the scope of services or maintenance required to be provided by Landlord under this Lease, then Tenant shall pay to Landlord, within thirty (30) after being billed therefor, Landlord’s charge for such supplemental service or maintenance (together with a supplemental service fee of 10% thereof).

d.	Tenant’s Obligation to Maintain at Tenant’s Expense. Except as otherwise expressly provided in subsections (a) and (b) above, Tenant shall Maintain, at its sole expense, the following: (i) the Building Systems exclusively serving the Premises (including, without limitation, exterior lighting and supplemental life safety systems relating to Tenant’s use of the Premises (including, but not limited to, specialty sprinkler systems and fire suppression systems)); (ii) the Premises and all fixtures and equipment in the Premises (including, without limitation, the floor/concrete slab, all interior and exterior doors and windows, all dock equipment (including dock doors, levelers, bumpers, dock shelters, ramps and dock lights) and all telephone, telecommunications, data and other communication lines); and (iii) fencing exclusively serving the Premises. In addition to the foregoing, Tenant, at its sole cost, shall be responsible for the following: security; interior pest control; interior window cleaning; subject to Section 9(c) above, janitorial service; trash and recyclables collection services (including dumpsters); office/warehouse lighting (including all bulbs and ballasts); and ceiling tiles. Major Repairs shall be subject to Landlord consent and other applicable provisions of Section 12 of this Lease. Tenant shall perform each of its Maintenance obligations (i) with a service provider and a service agreement consistent with Landlord’s reasonable requirements established from time to time, and (ii) upon request by Landlord, provide documentation evidencing the satisfactory payment and completion (or results) of any such Maintenance. Upon request by Landlord, Tenant shall provide Landlord with a copy of all current service agreements. All Maintenance by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. Tenant, upon receipt and any Landlord request, shall provide Landlord with copies of all written information (including, without limitation, agreements, contracts, records, reports, certificates, invoices and receipts) relating to any Tenant Maintenance hereunder documenting the satisfactory completion (or results) of such work (or testing) throughout the Term of the Lease. Should Tenant fail to provide such written information as required, then Landlord, at its election, may utilize a third-party vendor to perform inspections with regard to Tenant’s Maintenance obligations and, in such case, Tenant shall pay to Landlord, within thirty (30) days after being billed therefor, the out-of-pocket costs actually incurred by Landlord to verify that Tenant is performing its Maintenance obligations in accordance with this Lease. Tenant, at its sole expense, will be solely responsible for ensuring that any Maintenance affecting the Building roof that is the responsibility of Tenant under this Lease is performed in a manner that does not violate the Building’s roof warranty, and Tenant shall be solely responsible for any costs or expenses that are not covered by such warranty. Notwithstanding the foregoing, if a replacement of any Building System, equipment or fixture exclusively serving the Premises, is required during the Term of this Lease, then Landlord, at its sole option, may elect to replace such system itself, at Tenant’s sole expense, in which event Tenant agrees to pay to Landlord, within thirty (30) days after being billed therefor, any and all costs incurred by Landlord in performing such replacement.

e.	Green Cleaning Policy

Tenant will develop, implement, and maintain (at Tenant’s sole cost and expense) a green cleaning program for office spaces (laboratory, manufacturing, and warehouse spaces are excluded from this program requirement to the extent such programs would have an adverse impact thereon, including Tenant’s operations).  As part of this agreement, Tenant has signed a contract with a cleaning company that solely specifies green cleaning products.  A Green cleaning policy will be developed that at a minimum includes:

•	Purchase sustainable cleaning and hard floor and carpet care products meeting the sustainability criteria outlined in the LEED Existing Buildings: Operations and Maintenance rating system. A commitment to purchase at least 30% of the total annual purchases of these products (by cost) is required. A higher % is preferred but not required.
•	Purchase cleaning equipment meeting the sustainability criteria outlined in the LEED Existing Buildings: Operations and Maintenance rating system. All powered cleaning equipment must meet these requirements.
•	Establish standard operating procedures addressing how an effective cleaning and hard floor and carpet maintenance system will be consistently utilized, managed and audited. Specifically address cleaning to protect vulnerable building occupants.
•	Develop strategies for promoting and improving hand hygiene, including both hand washing and the use of alcohol-based waterless hand sanitizers.
•	Develop guidelines addressing the safe handling and storage of cleaning chemicals used in the building, including a plan for managing hazardous spills or mishandling incidents.
•	·Develop requirements for staffing and training of maintenance personnel appropriate to the needs of the building. Specifically address the training of maintenance personnel in the hazards of use, disposal and recycling of cleaning chemicals, dispensing equipment and packaging.
•	Provide for collecting occupant feedback and continuous improvement to evaluate new
•	technologies, procedures, and processes.

The Green Cleaning Policy shall include:

•	Scope
•	Performance Metric
•	Goals
•	Procedures and Strategies
•	Responsible Parties

f.	Low Mercury Lighting Plan

To reduce toxic materials introduced into the environment by minimizing mercury content in the building that is brought in via light bulb use.

Develop, implement, and maintain a Lamp Purchasing Plan that specifies the maximum levels of mercury permitted in mercury containing lamps purchased for the project building and associated grounds. The plan shall:

•	Include both indoor and outdoor fixtures, as well as both hard-wired (built-in) and portable fixtures.

•	Target 80 picograms per lumen-hour or less for the overall average mercury content in lamps.
•	Require that at least 90% of purchased lamps (measured by the quantity of lamps) comply with the target level.
•	Count lamps containing no mercury toward plan compliance only if they have energy efficiency at least as good as their mercury-containing counterparts.
•	Exception: Screw-based integral compact fluorescent lamps (CFLs) may be excluded from both the plan and the performance calculation if they comply with the voluntary industry guidelines for maximum mercury content published by the National Electrical Manufacturers Association (NEMA). Screw-based, integral CFLs that do not comply with NEMA guidelines must be included in the purchasing plan and the performance calculation.

The Low Mercury Lighting Plan shall include:

•	Scope
•	Performance Metric
•	Goals
•	Procedures and Strategies
•	Responsible Parties
•	Time Period

g.	ID Credit: Integrated Pest Management Plan (IPMP)

The tenant will develop, implement, and maintain an integrated pest management plan for office spaces (laboratory, manufacturing, and warehouse spaces are excluded from this program requirement to the extent it would have an adverse impact thereon, including Tenant’s operations). IPM calls for using least-toxic chemical pesticides, minimum use of chemicals, use only in targeted locations and use only for targeted species. IPM requires routine inspection and monitoring.  As part of this agreement, Tenant has signed a contract with a pest management company that specifies integrated pest management practices.  An integrated pest management plan will be developed that, at minimum, includes:

•	Integrated methods, site or pest inspections, pest population monitoring, evaluation of the need for pest control and 1 or more pest control methods, including sanitation, structural repairs, mechanical and living biological controls, other nonchemical methods, and if nontoxic options are unreasonable and have been exhausted, a least toxic pesticide.
•	Specification of the circumstances under which an emergency application of pesticides in a building or on surrounding grounds being maintained by building management can be conducted without complying with the earlier provisions.
•	A communications strategy directed to building occupants that addresses universal notification. Universal notification requires advance notice of not less than 72 hours before a pesticide under normal conditions and 24 hours after application of a pesticide in emergencies, other than a least toxic pesticide, is applied in a building or on surrounding grounds that the building management maintains.
•	Any cleaning products included in the integrated pest management plan must meet the criteria outlined in the LEED Existing Buildings: Operations and Maintenance rating system, credit EQc3.3 Green Cleaning – Sustainable Cleaning Products, Materials Purchases.

The Integrated Pest Management Plan shall include:

•	Scope
•	Performance Metric
•	Goals
•	Procedures and Strategies
•	Responsible Parties
•	Time Period

h.	Tenant’s Failure to Maintain. If Tenant fails to Maintain the Premises or Property in accordance with this Lease, then Landlord, subject to Tenant’s notice and cure rights expressly provided in this Lease, shall have the rights and remedies set forth in Section 22 of this Lease; provided, however, that in the case of a condition that Landlord reasonably believes poses an imminent threat to life, safety or damage to property, Landlord may take immediate action to correct such failure, and Tenant shall pay to Landlord, within thirty (30) days after being billed therefor, any and all costs incurred by Landlord in connection with such correction, together with an administrative fee of 15% of such costs.

i.	Tenant Notice Requirement. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord in writing of the condition. Moreover, regardless of which party bears responsibility for repair, Tenant shall immediately notify Landlord in writing if Tenant becomes aware of any areas of water intrusion or mold in or about the Premises.

EXHIBIT “A”

SITE PLAN

[Intentionally Omitted]

A-1

EXHIBIT “B”

BUILDING RULES

[Intentionally Omitted]

B-1

EXHIBIT “C”

TENANT ESTOPPEL CERTIFICATE

[Intentionally Omitted]

C-1

Exhibit “D”

300 ROUSE BOULEVARD TENANT FIT-OUT CRITERIA

[Intentionally Omitted]

D-1

EXHIBIT “E”

WORK LETTER ATTACHED TO LEASE

between

300 ROUSE BOULEVARD, LLC, as Landlord

and

IOVANCE BIOTHERAPEUTICS, INC., as Tenant

The Base Building Work and the Tenant’s Work, each as defined below, shall be designed, constructed and completed in accordance with this Exhibit “E”. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease to which this Exhibit “E” is attached (the “LEASE”).

Article I

Landlord’s Work

1.           Design and Construction of The Landlord’s Work.

A.          Generally. The construction of the base building core and shell of the Building, and all site work and other improvements to be constructed in connection therewith by Landlord (collectively, the “BASE BUILDING WORK”), shall be designed and constructed by Landlord at Landlord’s expense (except as otherwise set forth herein), and will be described in the Final Base Building Construction Documents (as hereinafter defined). The Base Building Work and any other work to be constructed by Landlord in connection therewith is referred to herein as the “LANDLORD’S WORK”. Landlord shall contract with Landlord’s general contractor (Penntex Construction, or another general contractor or construction manager selected by Landlord and reasonably acceptable to Tenant) (“LANDLORD’S GENERAL CONTRACTOR”) to perform Landlord’s Work in accordance with the Final Base Building Construction Documents. All Landlord’s Work shall be performed by or on behalf of Landlord in a good and workmanlike manner and in accordance with all local, state and federal laws, ordinances, building codes (including any variances lawfully granted) and other applicable requirements of duly constituted public authorities and in accordance with the terms of this Exhibit “E”. Landlord shall be responsible for obtaining all necessary building permits and other governmental permits and approvals necessary for the construction of Landlord’s Work. Tenant shall cooperate with Landlord, at Landlord’s cost, in Landlord’s efforts to obtain such permits and other approvals for Landlord’s Work.

B.          Base Building Construction Documents. Landlord has prepared, and Tenant has approved, the schematic design documents for the Base Building Work included or listed on Schedule 1 to this Exhibit “E” (collectively, the “BASE BUILDING SCHEMATIC DOCUMENTS”), which shall be developed into the Final Base Building Construction Documents in the manner described below in this Subsection 1.B.

(i)       Landlord has engaged DIGSAU as architect (such architect, or such replacement architect as Landlord may select from time to time with Tenant’s reasonable approval, the “BASE BUILDING ARCHITECT”) to design and oversee the Base Building Work. Landlord shall cause the Base Building Architect to prepare, and forward to Tenant for Tenant’s review and approval, design development documents for the Base Building Work consistent in all material respects with the final Base Building Schematic Documents (the “BASE BUILDING DESIGN DEVELOPMENT DOCUMENTS”), which shall consist of drawings, proposed specifications, and other documents to fix and describe the size and character of the Base Building Work as to architectural, structural, mechanical, plumbing and electrical systems, materials and such other elements as may be appropriate. Schedule 2 hereto sets out the time schedule for submittal of the Base Building Design Development Documents to Tenant, for Tenant’s comments thereon to Landlord and the Base Building Architect, and for the resubmittal of revised Base Building Design Development Documents by the Base Building Architect to Tenant. In the event Tenant fails to provide any comment on and/or does not approve the Base Building Design Development Documents within the appropriate time period indicated on Schedule 2, Tenant shall be deemed to have waived the right to comment on the Base Building Design Development Documents as last presented by Landlord as of such date. Any comments or suggested changes of Tenant shall be in writing and may be noted on the applicable drawings and plans provided they are legible and sufficiently detailed as warranted under the circumstances, including specific references and notations on applicable drawings and plans to highlight areas in which changes are requested. Tenant’s comments (and the grounds for any disapproval of the Base Building Design Development Documents) shall be limited to reasonable changes requested with respect to newly developed or enhanced features, or different features in the Base Building Design Development Documents that materially deviate from the Base Building Schematic Documents (as opposed to refinements of features that existed in the Base Building Schematic Documents). If Tenant so advises Landlord of requested changes as permitted above due to material deviations from the Base Building Schematic Documents in a timely manner in accordance with Schedule 2 hereto, Landlord shall, at Landlord’s election, either (A) incorporate such changes into the Base Building Design Development Documents within the time period provided in Schedule 2, or (B) pay the reasonable and verifiable costs incurred, or to be incurred, by Tenant by reason of the deviation from the Base Building Schematic Documents.

(ii)      The Base Building Architect shall then prepare complete construction documents for the Base Building Work consistent with the final Base Building Design Development Documents, which shall consist of drawings and specifications setting forth in detail the requirements for the construction of the Base Building Work and shall be furnished to Tenant on the dates required therefor under the timetable described in Schedule 2 (the “BASE BUILDING CONSTRUCTION DOCUMENTS”). Landlord shall not permit the Base Building Construction Documents to materially deviate from the Base Building Design Development Documents (other than refinements of features that existed in the previous set of Base Building Schematic Documents or Base Building Design Development Documents) without Tenant’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. The final plans and specifications developed in accordance with the procedures outlined in this Section 1.B are referred to herein as the “FINAL BASE BUILDING CONSTRUCTION DOCUMENTS.”

(iii)     Any actual delays resulting from Tenant’s making or suggesting changes to any of the proposed Base Building Design Development Documents, or the proposed Base Building Construction Documents (other than with respect to new features or inconsistencies with prior documents as permitted in Subsections 1.B(i) and 1.B(ii) of this Exhibit “E”) shall extend on a day-for-day basis all obligations of Landlord relating to (a) the incorporation of such changes into, and completion of, the proposed Base Building Design Development Documents and/or to the proposed Base Building Construction Documents, and (b) the completion and delivery of the Base Building Work, and such delay shall be a Tenant Delay. For the avoidance of doubt, any changes to the Landlord’s Work that Tenant desires to make but which are outside the scope of Tenant’s review process described in this Subsection B shall be addressed pursuant to the Tenant Change Request procedures in Subsection C below.

(iv)     If Landlord desires to make changes to any of the Base Building documents described above that would trigger Tenant’s right to review the proposed changes, or Tenant’s right to request changes pursuant to Sections 1.B(i) or 1(B)(ii) above, then as an alternative to the process set forth above Landlord may seek Tenant’s prior written approval of such change, which approval shall not be unreasonably withheld, conditioned or delayed, and if so approved, Tenant shall have no right to request changes with respect thereto under any other provision of this Section 1.B.

C.          Tenant Change Requests.

(i)       If Tenant desires to make changes to the Base Building documents described above beyond the scope of changes that Tenant is permitted to request pursuant to the provisions of Section 1.B above (a “PROPOSED CHANGE”), Tenant may seek Landlord’s approval for such changes, which approval shall not be unreasonably withheld, conditioned or delayed, provided that (i) such changes do not adversely impact the structure, aesthetics, quality or material value of the Building, as determined by Landlord in Landlord’s sole discretion, (ii) the cost of implementing such changes and undertaking any necessary Preliminary Design Work (defined below) shall be borne solely by Tenant and shall be paid for in advance, and (iii) any delay resulting from Landlord’s review of such request, the undertaking of any Preliminary Design Work or the implementation of such changes shall be a Tenant Delay (provided, however, that Landlord agrees to use commercially reasonable efforts to review any such request in a timely manner). As soon as reasonably practicable after Tenant requests a Proposed Change, Landlord shall notify Tenant as to whether additional architectural, engineering, geotechnical or other design work (the “PRELIMINARY DESIGN WORK”) is required in order for Landlord’s General Contractor to provide a “not to exceed” price for the requested work. For the avoidance of doubt, Preliminary Design Work does not constitute the full design and engineering required to implement the Proposed Change; rather it is preliminary in nature and is intended only to allow the Landlord’s General Contractor to accurately price the Proposed Change.

(ii)       If Preliminary Design Work is not required, then Landlord shall promptly deliver to Tenant, for Tenant’s approval, a written Tenant Change Request for Construction (a “TCR-C”) which shall include (i) an itemized estimate of the cost implications, if any, of the Proposed Change, which shall be expressed as a “not to exceed” amount; (ii) any additional design, engineering or consultant fees required to study and/or document the Proposed Change; (iii) an estimate of any anticipated impact on the Substantial Completion of the Landlord’s Work resulting from the Proposed Change; and (iv) the period of time within which Tenant must execute the TCR-C to evidence its approval thereof. If Tenant does not execute the TCR-C within the specified time period, Tenant shall be deemed to have disapproved the TCR-C. If Tenant executes the TCR-C within the specified time period, Landlord shall incorporate the Proposed Change into the Base Building Work. All TCR-Cs shall be completed on an open book basis and Landlord shall be entitled to a management fee equal to three and one-half percent (3.5%) of all hard costs required to implement the TCR-C. At Tenant’s request, Landlord shall competitively bid the work that is the subject of the TCR-C to not less than three (3) qualified subcontractors, provided that (a) the work in question costs in excess of $100,000, (b) the bid process and the selection of the contractor can be undertaken without undue interference in the Landlord’s Work, and (c) Landlord shall not be required to select the lowest bid if Landlord reasonably believes that another contractor is more qualified to do the work or would provide a superior result. Notwithstanding the foregoing, Landlord shall not be required to competitively bid work that is the subject of a TCR-C if such work was previously awarded as part of the base building construction contract. If the cost of performing the Proposed Change is less than the amount estimated in the TCR-C, such savings shall accrue to the benefit of the Tenant.

(iii)     If Preliminary Design Work is required, then Landlord shall promptly deliver to Tenant, for Tenant’s approval, a written Tenant Change Request for Design (a “TCR-D”) which shall include (i) the estimated cost for Landlord’s Architect to prepare Preliminary Design Work sufficient for Landlord’s General Contractor to accurately price the Proposed Change; (ii) an estimate of any anticipated impact on the Substantial Completion of the Landlord’s Work resulting from the preparation of the Preliminary Design Work; and (iii) the period of time within which Tenant must execute the TCR-D to evidence its approval thereof. If Tenant does not execute the TCR-D within the specified time period, Tenant shall be deemed to have disapproved the TCR-D. If Tenant executes the TCR-D within the specified time period, Landlord shall cause Landlord’s Architect to prepare the Preliminary Design Work within the time period specified in the TCR-D. The completed Preliminary Design Work shall be delivered to Tenant and Landlord’s General Contractor promptly upon completion, and shall be used by Landlord’s General Contractor to establish a “not to exceed” price for the Proposed Change. Based on such price, Landlord shall then prepare a TCR-C for the Proposed Change, which shall be in form and substance, and presented to Tenant for Tenant’s review and approval, in accordance with the provisions of Subsection 1.C(ii) above.

D.         Changes/Field Adjustments to Landlord’s Work. Landlord shall have the right to make reasonable non-material changes/field adjustments in and to the Final Base Building Construction Documents to the extent that the same shall be necessary or desirable in order to adjust to actual field conditions or to cause the Landlord’s Work to comply with any applicable requirements of public authorities and/or requirements of insurance bodies. All changes/field adjustments shall be noted on the applicable plans or documents, and such plans or documents, as noted with such changes/field adjustments, shall constitute the final as-built drawings and specifications for the Landlord’s Work.

E.           Payment for Landlord’s Work. Landlord shall pay and be responsible for, at its sole expense, all costs and liabilities incurred in connection with the design and performance of Landlord’s Work, except as otherwise expressly set forth herein.

2.           Punch List for Landlord’s Work.

A.          Generation of Punch List. In conjunction with Base Building Substantial Completion (as defined below), Landlord and Tenant, working with the Base Building Architect, shall cooperate reasonably together to jointly generate a punch list (in form and substance reasonably acceptable to the parties) of all asserted defects or incomplete work items, if any, in Landlord’s Work (the “BASE BUILDING PUNCH LIST”). Landlord shall correct or complete, as applicable, all items on the Base Building Punch List that constitute valid defects or incomplete work items, respectively, as described in Section 2.B below. The Base Building Punch List shall be attached to the Base Building Architect’s certificate of substantial completion of the Landlord’s Work. Subject to Sections 2.B and 4 below, and except for Latent Defects (defined below) in the Landlord’s Work called to Landlord’s attention within one (1) year of discovery, any and all such defects or incomplete work items not set forth in the Base Building Punch List shall be conclusively deemed to be waived by Tenant. As used in this Exhibit “E”, “LATENT DEFECTS” means defects in materials or workmanship that could not be detected by a reasonable visual inspection of the materials, workmanship or area in question at the time of the generation of the punch list.

B.          Completion of Base Building Punch List Items. Within 60 days following the date of the generation of the Base Building Punch List, Landlord shall complete all items on the Base Building Punch List, unless the nature of the defect or variance or incomplete work item listed therein is such that a longer period of time is required to repair or correct the same, in which case Landlord shall exercise due diligence in correcting such defect or variance or completing such incomplete work item at the earliest possible date and with a minimum of interference with the operation of Tenant. Any disagreement that may arise between Landlord and Tenant with respect to whether an item on the Base Building Punch List constitutes a valid defect or incomplete work item, or whether such Base Building Punch List item has been properly completed, shall be resolved by the decision of the Base Building Architect, acting in a neutral, reasonable manner using the best professional judgment of qualified and experienced architects exercising such professional judgment on similar projects (the “ARCHITECT’S STANDARD OF CARE”). The delivery of a substantial completion certificate from the Base Building Architect (subject to the provisions of Section 3 of this Exhibit “E” respecting Landlord’s obtaining a temporary certificate of occupancy for the core and shell of the Building) shall be deemed to constitute substantial completion of the Landlord’s Work; provided that the foregoing shall not impair the obligations of Landlord to correct the conditions or complete incomplete work items identified on the Base Building Punch List or Latent Defects in the Landlord’s Work, to Maintain the Premises and the Building as required pursuant to this Lease, or Tenant’s rights under this Section 2, or the obligations of Landlord pursuant to the construction warranty set forth in Section 4 of this Exhibit “E”.

3.           Substantial Completion of Landlord’s Work.

A.          Determination of Substantial Completion. As used in this Lease, “SUBSTANTIAL COMPLETION” or “SUBSTANTIALLY COMPLETE” for the Landlord’s Work shall mean that Landlord has delivered to Tenant (i) physical possession of, and access to, the Premises, (ii) a certificate of the Base Building Architect, in the form of AIA form G704-2017 or such other form as may be agreed upon by the parties, certifying that the Base Building Work has been substantially completed (subject to the Base Building Punch List (which shall be attached to the certificate of substantial completion) and any elements of Landlord’s Work that cannot be completed due to ongoing or incomplete Tenant’s Work) substantially in accordance with the final plans and specifications developed in accordance with this Exhibit “E” and all applicable laws, codes and ordinances, and (iii) a certificate of occupancy (temporary or otherwise) or equivalent instrument (a “C/O”), for the Landlord’s Work, provided that a C/O shall not be required for the determination of Substantial Completion of the Landlord’s Work if such C/O is not available due to ongoing or incomplete Tenant’s Work. Without limiting in any fashion the above, a certificate of substantial completion shall not be deemed to have been properly executed or delivered unless and until (a) Landlord has delivered physical possession of, and full access to and use of, the Premises for its intended use, except for Base Building Punch List work; (b) except as may be reasonably required for Landlord to complete the Base Building Punch List work, all applicable areas are free and clear of Landlord’s construction and debris, temporary protection, and any temporary walls or walk-ways; (c) all building envelope (façade & roof) work is complete, (d) all building systems have been tested, balanced, and are operational and in good working order, and (e) access to loading docks and service elevators is available for Tenant’s use as permitted in the Lease. Tenant agrees to cooperate reasonably with Landlord in Landlord’s efforts to obtain the C/O and agrees, to the extent that ongoing or incomplete Tenant’s Work negatively impacts on Landlord’s ability to obtain a C/O for the Landlord’s Work, to suspend or re-sequence Tenant’s Work and (to the extent safe, practicable and in accordance with law) cause same not to appear to be in an “in process” condition on any day on which a physical inspection of the Premises is undertaken for issuance of such C/O. Landlord shall notify Tenant in writing if Landlord is unable, or if Landlord reasonably believes it will be unable, to obtain the C/O or Substantially Complete the Landlord’s Work due to the status of the Tenant’s Work.

B.          Excusable Delays. The time for Substantial Completion of the Landlord’s Work and each portion thereof shall be extended for additional periods of time equal to the time lost by reason of Excusable Delays. As used in this Exhibit “E”, “EXCUSABLE DELAYS” means, with respect to the time for performance by Landlord of its obligations under this Exhibit “E”: strikes or other labor disturbance for which the Landlord, Landlord’s General Contractor or any of Landlord’s subcontractors are not responsible; governmental restrictions enacted after the Effective Date of the Lease; governmental limitations and approvals which could not have been reasonably anticipated by Landlord; unavailability or delays in obtaining materials not caused by the negligence of Landlord or Landlord’s General Contractor; war or other national emergency; acts of terrorism; accidents not caused by the gross negligence or willful misconduct of Landlord or Landlord’s General Contractor; floods; fire damage or other casualties to the extent not caused by the gross negligence or willful misconduct of the Landlord or Landlord’s General Contractor or its subcontractors; issues respecting soil compaction that could not reasonably be anticipated based on Landlord’s engineering reports, and other soil conditions which could not have been reasonably anticipated by Landlord; extraordinary weather conditions (including high winds) that prevent safe operations at the site; any cause similar or dissimilar to the foregoing beyond the reasonable control of Landlord or its contractors, subcontractors or suppliers, and not avoidable by the application of reasonable commercial actions or due diligence, or; any Tenant Delay.

C.          As-Built Drawings and C/O. Within 90 days following the Substantial Completion of Landlord’s Work, Landlord shall deliver to Tenant as-built drawings and specifications and copies of any operating manuals for the Landlord’s Work. As soon as reasonably practicable after the Substantial Completion of Landlord’s Work and the substantial completion of the Tenant’s Work, Landlord shall use commercially reasonable efforts to obtain a final certificate or certificates of occupancy (or equivalent instruments as may be required under local legal requirements) for the Building, including without limitation, using reasonable efforts to arrange for any required inspection thereof to be conducted as soon as reasonably practicable after the date Landlord has satisfied any conditions set forth on any temporary certificate(s) of occupancy issued therefor or any portion thereof.

4.           Landlord’s Construction Warranty. Landlord covenants and warrants that it shall perform all of the design and construction work associated with the Landlord’s Work in a good and workmanlike manner consistent with first-class building construction, the Lease, this Exhibit and the Final Base Building Construction Documents; that all design and engineering services and work shall be consistent with the standard of care required of highly experienced architectural and design firms providing similar services; that all materials and equipment shall be new and of good quality and in good and proper operable condition; and, that the Landlord’s Work shall be free from material defects in materials or workmanship. Any Landlord Work not conforming to these conditions and requirements shall be considered defective. Landlord shall repair or replace at its expense, and without including such costs in Operating Expenses, all defective materials or workmanship in the construction of the Landlord’s Work brought to its attention within one (1) year following Substantial Completion, or within such longer period as may be provided by any warranty obtained by Landlord from its contractor or supplier or, with respect to Latent Defects, within one (1) year of discovery (the “LANDLORD’S CONSTRUCTION WARRANTY PERIOD”). The foregoing shall be the sole and exclusive warranty relating to construction, and Tenant expressly WAIVES AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TENANT FURTHER WAIVES ANY OTHER REMEDIES ARISING FROM ANY BREACH OF WARRANTIES RELATING TO CONSTRUCTION OF THE PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIMS FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES. The foregoing warranty shall be void to the extent any negligence or willful misconduct of Tenant voids or impairs any warranty on materials or workmanship in favor of Landlord.

Article II

Tenant’s Work

1.           Tenant Improvement Construction Documents. All leasehold improvements that Tenant desires to make to the Premises (other than the Landlord’s Work) (collectively, the “TENANT’S WORK”), shall be designed by Tenant (to the extent not designed by Landlord as part of the Landlord’s Work) and shall be constructed by Tenant, all at Tenant’s sole cost and expense. All improvements to be constructed by or on behalf of Tenant shall conform with the Tenant Fit-Out Criteria attached as Exhibit “D” to the Lease. All of the Tenant’s Work shall be performed by or on behalf of Tenant in a good and workmanlike manner and in accordance with all local, state and federal laws, ordinances, building codes (including any variances lawfully granted) and other applicable requirements of duly constituted public authorities and in accordance with the terms of this Exhibit “E”. Tenant shall be responsible for obtaining all building permits and other governmental permits and approvals necessary for the construction of Tenant’s Work. Landlord shall cooperate with Tenant, at Tenant’s cost, in Tenant’s efforts to obtain such permits and other approvals. Landlord and Tenant shall work cooperatively together to develop the Final Tenant Improvement Construction Documents in the manner described below in this Subsection 1.

(i)       Tenant shall cause the architect and engineer selected by Tenant and reasonably approved by Landlord to design and oversee the Tenant’s Work (the “TENANT DESIGN TEAM”) to prepare, and forward to Landlord for Landlord’s review and approval, conceptual documents generally describing the proposed Tenant’s Work (the “TENANT IMPROVEMENT CONCEPTUAL DOCUMENTS”). Schedule 3 hereto sets out the time schedule for submittal of the Tenant Improvement Conceptual Documents to Landlord, for Landlord’s comments thereon to Tenant and the Tenant Design Team, and for the resubmittal of revised Tenant Improvement Conceptual Documents by the Tenant Design Team to Landlord. Landlord’s approval of the proposed Tenant Improvement Conceptual Documents shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, Landlord’s disapproval of the Tenant Improvement Conceptual Documents shall not be deemed unreasonable if, in Landlord’s professional judgment, the improvements contemplated in the Tenant Improvement Conceptual Documents (a) are inconsistent with a first class building, (b) would have an adverse effect on the Building (including, without limitation, structural elements of the Building), or any Building System, (c) would materially diminish the value of the Building or the Property, or (d) are inconsistent with the Tenant Fit-Out Criteria attached as Exhibit “D” to the Lease. If Landlord disapproves the Tenant Improvement Conceptual Documents, Landlord shall state the reasons for such disapproval and Tenant shall incorporate the necessary changes into the Tenant Improvement Conceptual Documents and resubmit same to Landlord for review in accordance with the process described in this Paragraph.

(ii)       Tenant shall then cause the Tenant Design Team to prepare, and forward to Landlord for Landlord’s review, schematic design documents for the Tenant’s Work which shall be based in all material respects on the Tenant Improvement Conceptual Documents (the “TENANT IMPROVEMENT SCHEMATIC DOCUMENTS”). Schedule 3 hereto sets out the time schedule for submittal of the Tenant Improvement Schematic Documents to Landlord, for Landlord’s comments thereon to Tenant and the Tenant Design Team, and for the resubmittal of revised Tenant Improvement Schematic Documents by the Tenant Design Team. In the event Landlord fails to provide any comment within the appropriate time period indicated on Schedule 3, the Tenant Improvement Schematic Documents so submitted shall be deemed to have been approved by Landlord. Any comments or suggested changes of Landlord shall be in writing and may be noted on the applicable drawings and plans provided they are legible and sufficiently detailed as warranted under the circumstances, including specific references and notations on applicable drawings and plans to highlight areas in which changes are requested. Landlord’s comments shall be limited to reasonable changes with respect to newly developed features in the Tenant Improvement Schematic Documents that materially deviate from the Tenant Improvement Conceptual Documents (as opposed to refinements of features that existed in the previous set of Tenant Improvement Conceptual Documents). If Landlord advises Tenant of requested changes to the Tenant Improvement Schematic Documents in a timely manner in accordance with Schedule 3 hereto, Tenant shall incorporate such changes into the Tenant Improvement Schematic Documents within the time period provided in Schedule 3.

(iii)     Tenant shall then cause the Tenant Design Team to prepare, and forward to Landlord for Landlord’s review, design development documents for the Tenant’s Work which shall be consistent in all material respects with the Tenant Improvement Schematic Documents (the “TENANT IMPROVEMENT DESIGN DEVELOPMENT DOCUMENTS”), which shall consist of drawings and other documents to fix and describe the character of the Tenant’s Work as to architectural, mechanical and electrical systems, materials and such other elements as may be appropriate. Schedule 3 hereto sets out the time schedule for submittal of the proposed Tenant Improvement Design Development Documents to Landlord, for Landlord’s comments thereon to Tenant and the Tenant Design Team, and for the resubmittal of revised proposed Tenant Improvement Design Development Documents by the Tenant Design Team to Landlord. In the event Landlord fails to provide any comment within the appropriate time period indicated on Schedule 3, the proposed Tenant Improvement Design Development Documents so submitted shall be deemed to have been approved by Landlord. Any comments or suggested changes of Landlord shall be in writing and may be noted on the applicable drawings and plans provided they are legible and sufficiently detailed as warranted under the circumstances, including specific references and notations on applicable drawings and plans to highlight areas in which changes are requested. Landlord’s comments shall be limited to reasonable changes with respect to newly developed features in the proposed Tenant Improvement Design Development Documents that materially deviate from the Tenant Improvement Schematic Documents (as opposed to refinements of features that existed in the previous set of Tenant Improvement Conceptual Documents or Tenant Improvement Schematic Documents). If Landlord advises Tenant of requested changes in the Tenant Improvement Design Development Documents in a timely manner in accordance with Schedule 3 hereto, Tenant shall incorporate such changes into the Tenant Improvement Design Development Documents within the time period provided in Schedule 3.

(iv)     The Tenant Design Team shall then prepare complete construction documents for the Tenant’s Work consistent with the final Tenant Improvement Design Development Documents, which shall consist of drawings and specifications setting forth in detail the requirements for the construction of the Tenant’s Work (the “TENANT IMPROVEMENT CONSTRUCTION DOCUMENTS”). Schedule 3 hereto sets out the time schedule for submittal of the proposed Tenant Improvement Construction Documents to Landlord, for Landlord’s comments thereon to Tenant and the Tenant Design Team, and for the resubmittal of revised proposed Tenant Improvement Construction Documents by the Tenant Design Team to Landlord. In the event Landlord fails to provide any comment within the appropriate time period indicated on Schedule 3, the proposed Tenant Improvement Construction Documents so submitted shall be deemed to have been approved by Landlord. Any comments or suggested changes of Landlord shall be in writing and may be noted on the applicable drawings and plans provided they are legible and sufficiently detailed as warranted under the circumstances, including specific references and notations on applicable drawings and plans to highlight areas in which changes are requested. Landlord’s comments shall be limited to reasonable changes with respect to newly developed features in the proposed Tenant Improvement Construction Documents that materially deviate from the Tenant Improvement Design Development Documents (as opposed to refinements of features that existed in the previous set of Tenant Improvement Conceptual Documents or Tenant Improvement Schematic Documents). If Landlord advises Tenant of such requested changes in the Tenant Improvement Construction Documents in a timely manner in accordance with Schedule 3 hereto, Tenant shall incorporate such changes into the Tenant Improvement Construction Documents within the time period provided in Schedule 3. The final form of the Tenant Improvement Construction Documents, as they shall have been developed and approved in accordance with the procedures set forth in this Subsection iv, are referred to as the “FINAL TENANT IMPROVEMENT CONSTRUCTION DOCUMENTS”.

(v)      In addition to the foregoing, the design of certain utilities, risers and other elements of the Tenant’s Work will impact the design of the Base Building Work (“CRITICAL DESIGN ELEMENTS”) and therefore require an accelerated review and approval protocol. Accordingly, Schedule 4 hereto sets out the time schedule for submittal of the plans and other information related to the Critical Design Elements to Landlord, for Landlord’s comments thereon to Tenant, and for Tenant’s resubmittal of the revised plans to Landlord. Failure of Tenant to meet these dates shall not constitute a Tenant Delay but shall authorize Landlord to make certain assumptions about the location and configuration of the Critical Design Elements, and any subsequent need or desire by Tenant to relocate or reconfigure any of the Critical Design Elements shall be submitted to Landlord as a Tenant Change Request, and any delay resulting therefrom shall be a Tenant Delay.

(vi)    Any delays of Tenant in submitting or re-submitting the TI Conceptual Documents, the TI Schematic Documents, the TI Design Development Documents, the TI Construction Documents, and any delays in the progress of the Landlord’s Work resulting from review and/or implementation of any changes in the design of the Tenant’s Work initiated by Tenant, shall extend on a day-for-day basis all target dates and deadlines for Landlord relating to the completion and delivery of the Landlord’s Work, and for providing access to the Building to Tenant for, among other things, the construction of the Tenant’s Work and the installation of Tenant’s furniture, fixtures and equipment, and shall be a Tenant Delay. Landlord’s review and/or approval of any of Tenant’s plans, drawings or specifications shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency or compliance with Laws.

2.            Construction of the Tenant’s Work.

A.          Commencement of Tenant’s Work.

(i)       Tenant shall be afforded access to the Premises for the commencement of the Tenant’s Work (a) with respect to Phase 1-A, on the Phase 1-A Delivery Date (as defined in Section 1(f) of the Lease), and (b) with respect to Phase 1-B, on the Phase 1-B Delivery Date (as defined in Section 1(g) of the Lease). The parties acknowledge and agree that on the Phase 1-A Delivery Date, Phase 1-A of the Premises will be in Non-Weathertight Condition. As used herein, “NON-WEATHERTIGHT CONDITION” means (A) means that all or part of Phase 1-A of the Premises will be partially incomplete and not finally and permanently enclosed and protected from the elements, (B) the following elements of Landlord’s Work will be installed and/or completed: Base Building and Tenant underground utilities (provided that Tenant has timely submitted its plans for Critical Design Elements in accordance with this Exhibit “E”, including Schedule 4 hereto); building foundations; Base Building structural steel; roof deck and roof membrane, and; precast exterior walls, and (C) the following elements of the Landlord’s Work will not be complete: windows; doors/emergency exits; sprinklers; miscellaneous metals; utility rooms (electric, water, sprinkler rooms), and; domestic water line. The period of time during which the Non-Weathertight Condition of Phase 1-A of the Premises continues (currently estimated to be approximately sixty (60) days after the Phase 1-A Delivery Date) is referred to herein as the “NON-WEATHERTIGHT PERIOD”. Tenant agrees that all Tenant Improvements to be constructed during the Non-Weathertight Period shall be of a kind that can be constructed, and thereafter maintained, in the Non-Weathertight Condition of Phase 1-A of the Premises. The parties agree that, without limitation, the following elements of the Tenant’s Work may be undertaken while Phase 1-A is in Non-Weathertight Condition: layout; hangers for pipes; structural support steel/hangers for walkable ceiling, and; frame duct and pipe openings in structural steel. At Tenant’s request, and at Tenant’s expense, Landlord will implement and maintain during the Non-Weathertight Period, to the extent practicable (1) temporary protections and barriers to prevent entry of rain, adverse winds, and other adverse weather and precipitation into the Premises, and (2) temporary utilities available to the Tenant to the levels required under this Exhibit “E”, provided, however, that the implementation of such temporary measures shall not be deemed to expand the scope of Tenant’s Work that may be undertaken during the Non-Weathertight Period.

(ii)      If at any time after the occurrence of the Phase 1-A Delivery Date it becomes apparent that Landlord may not achieve Phase 1-A Substantial Completion by July 16, 2020, either party may elect to call a special meeting of the Landlord’s and Tenant’s design and construction teams, which meeting shall be held promptly after such election. In such meeting, the parties and their respecting contractors and representatives shall work cooperatively together to establish a mutually acceptable protocol for the prosecution of the Landlord’s Work and the Tenant’s Work within Phase 1-A of the Premises in a manner that assures, to the extent possible, that Tenant is able to complete the Tenant’s Work in accordance with Tenant’s construction schedule.

(iii)     With respect to Phase 1-B of the Premises, Tenant acknowledges that its contractors may be on Phase 1-B of Premises at the same time that Landlord is undertaking and/or completing the Landlord’s Work, and accordingly Landlord and Tenant agree to cooperate with each other (including, without limitation, causing their contractors, suppliers and materialmen to keeping their materials, tools and equipment safely and securely stored overnight) and coordinate with their respective contractors, suppliers and materialmen so that each party’s work does not unreasonably interfere with the other party’s work.

(iv)    In general, Landlord and Tenant shall use, and shall cause their contractors and subcontractors to use, reasonable efforts to work collaboratively to accommodate the prosecution of each parties’ work during any period of joint use and access of the Building. In all events, each party shall use its good faith efforts to mitigate delays.

B.          Tenant’s Contractors. To promote harmony as between the performance of Landlords’ Work and the performance of Tenant’s Work, Tenant shall either engage Landlord’s General Contractor or engage another general contractor reasonably acceptable to Landlord (in either case, referred to in this capacity as “TENANT’S GENERAL CONTRACTOR”) to perform Tenant’s Work. Landlord hereby approves CRB USA or its affiliate as Tenant’s General Contractor. All other contractors, architects, engineers and consultants engaged by Tenant with respect to the Tenant’s Work shall be subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed) and shall be licensed to do business in the Commonwealth of Pennsylvania. In connection with Tenant’s Work, and without limiting any of the requirements of applicable Laws, Tenant shall enter into a written construction contract (the “TENANT’S WORK CONTRACT”) with Tenant’s General Contractor in a form reasonably acceptable to Landlord, which shall comply with the provisions of this Exhibit “E” and provide for, among other things: (1) a 1-year warranty for all defective workmanship and materials; (2) a requirement that Tenant’s General Contractor maintain insurance as required by Section 12 of the Lease (subject to Article III, Section C below); (3) a requirement that Tenant’s General Contractor perform the Tenant’s Work in substantial accordance with the Final Tenant Improvement Construction Documents and in a good and workmanlike manner; (4) a requirement that Tenant’s General Contractor be responsible for daily cleanup work and final clean up (including removal of debris) of the Tenant’s Work area; (5) a schedule and sequence of construction activities and completion reasonably acceptable to Landlord; and (6) assignability following an Event of Default by Tenant under the Lease to Landlord and/or any of its mortgagees (collectively, the “Approval Criteria”). Prior to commencing any construction of the Tenant’s Work, Tenant shall submit to Landlord certificates evidencing that Tenant’s General Contractor has named Landlord and any mortgagee designated by Landlord as additional insureds with respect to the Tenant’s Work. Tenant shall be responsible for the cost of all utilities consumed on the Premises during the Tenant’s Work, and shall pay such amounts to Landlord within thirty (30) days after receiving Landlord’s invoice therefor. Landlord and its architects and engineers shall have the right, from time to time during the course of construction of the Tenant’s Work to inspect the work being done to ensure that the same is being constructed in accordance with the Final Tenant Improvement Construction Documents and in compliance with the requirements of this Lease. Tenant agrees to fully cooperate with Landlord and cause Tenant’s General Contractor and each of Tenant’s subcontractors and other of Tenant’s contractors and design professionals to similarly cooperate so that the undertaking of the Tenant’s Work will be performed only with compatible labor and completed in as smooth and harmonious a manner as is possible.

C.          Payment for Tenant’s Work. Tenant shall be solely responsible for all costs of the Tenant’s Work. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished in connection with the Tenant’s Work. Tenant shall keep the Premises free from any liens arising out of any labor, services, materials, supplies or equipment furnished in connection with the Tenant’s Work. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises, Tenant shall take action in court to seek discharge of the same by bonding or otherwise within thirty (30) days after Tenant has notice that the lien or claim is filed, regardless of the validity of such lien or claim. In addition to the foregoing, to compensate Landlord for the cost of certain enhanced steel elements for Phase 1-A of the Base Building requested by Tenant, as well as power for three (3) loading dock doors, Tenant shall pay to Landlord, within five (5) days after the Effective Date of the Lease, the sum of $268,542.00. Provided that Landlord shall perform all of its obligations under the Lease and this Exhibit “E” in regard to the completion of Landlord’s Work, including timely delivery of the Premises to Tenant for the completion of Tenant’s Work, in the condition required hereunder, all at Landlord’s sole cost and expense, Tenant intends to invest, within approximately twelve (12) months following the Phase 1-A Delivery Date (subject to Excusable Delay and Landlord Delay, if any) not less than $40,000,000 in hard and soft costs to prepare and outfit the Premises for Tenant’s occupancy and the conduct of Tenant’s business.

D.          Substantial Completion of the Tenant’s Work. Substantial completion for the Tenant’s Work shall mean the date that: (i) Tenant has delivered to Landlord a certificate of occupancy or similar approval issued by the applicable governmental authority, with only minor punchlist items remaining, and (ii) Tenant has delivered to Landlord a certificate of Tenant’s architect (in AIA Form G704-2017 or other form agreed to by the parties) certifying (a) that the Tenant’s Work has been substantially completed substantially in accordance with the Tenant Improvement Construction Documents and all applicable Laws, and (b) that the entire Premises is capable of being occupied for the intended purposes thereof without any further work necessary for the completion of the same other than punchlist items which do not unreasonably interfere with the usual and customary intended use of the Premises. Within sixty (60) days after Substantial Completion, Tenant shall deliver to Landlord a set of the as-built drawings and specifications for the Tenant’s Work and copies of all permits and approvals, operating manuals, and third party warranties and guaranties relating to the Tenant’s Work. Because Substantial Completion of the Landlord’s Work will occur prior to the completion by Tenant of the Tenant’s Work, Tenant agrees that in the event any portion of the Landlord’s Work (including, without limitation, the Building entrance, sidewalks or landscaping) is damaged by Tenant or any of its contractors, suppliers or materialmen during the construction of the Tenant’s Work, Tenant shall cause all such damage to be promptly repaired to its original condition at Tenant’s expense. Tenant covenants that it shall repair or replace at its expense defective materials or workmanship in the construction of the Tenant’s Work brought to its attention or of which it becomes aware within one (1) year following substantial completion of the work in question, or within such longer period as may be provided by any warranty obtained by Tenant from its contractor or supplier; provided, that the foregoing shall not limit Tenant’s obligations under Section 9 of the Lease or Landlord’s responsibilities under Article III.C (builder’s risk insurance) of this Work Letter. Except for Landlord Delay, no delay in the substantial completion of Tenant’s Work shall delay the Commencement Date under the Lease.

E.           Mechanics Liens. In conducting the Tenant’s Work, Tenant shall be bound by the provisions of Section 13 of the Lease respecting mechanics’ liens.

F.          Tenant Delay. “Tenant Delay” means any delay in the critical path of the schedule for the performance of Landlord’s Work to the extent caused by any act or failure to act by Tenant or its Agent in violation of this Exhibit “E”, including, without limitation: (i) the failure to complete any item of Tenant’s Work upon which Landlord’s Work is dependent; (i) Tenant approved TCRs or change orders; any directive by Tenant to cease work; (iii) specification by Tenant of a finish or unique specialty item that is unavailable or has a lead time exceeding that of comparable products, provided that Landlord will notify Tenant if any finish or unique specialty item specified by Tenant is likely to have an unusually long lead time or result in a Tenant Delay; failure of Tenant or Tenant’s Design Team to produce the Final Tenant Improvement Construction Documents according to all applicable codes, laws and regulations within the time periods set forth herein; (iv) failure of Tenant or Tenant’s Design Team to respond to the Tenant Improvements General Contractor’s requests for information; failure of Tenant to respond or submit Tenant materials within the time periods set forth on Schedule 2, Schedule 3 or Schedule 4 attached to this Exhibit “E”, which delay has a material adverse effect on the critical path of the Landlord’s Work; (v) failure to cooperate with government authorities having jurisdiction over Landlord’s Work; failure of Tenant to timely pay Landlord or any of Tenant’s contractors, subcontractors, architects or other professionals; (vi) interference by Tenant or it contractors in the progress of the Landlord’s Work, and; (vii) any other item expressly identified in the Lease (including this Exhibit “E”) as a Tenant Delay.

G.          Landlord Delay. “Landlord Delay” means: (i) the failure of Landlord to respond to Tenant’s design submittals within the time periods set forth on Schedule 2, Schedule 3 or Schedule 4 attached to this Exhibit “E”, to the extent such delay causes a material delay in the critical path of the Tenant’s Work, or; (ii) following final completion of the Landlord’s Work in Phase 1-A of the Premises, any delay in the critical path of Tenant’s Work caused by Landlord’s post-completion repair of Landlord’s Work pursuant to Landlord’s Construction Warranty (including any Latent Defect in the Landlord’s Work) with respect to Phase 1-A, provided the period of Landlord Delay shall be lesser of (a) the number of days of actual delay in the critical path of Tenant’s Work in Phase 1-A resulting from such repairs, or (b) the number of days that Landlord’s contractors are mobilized on the Premises to undertake and complete the repair; and (iii) following final completion of the Landlord’s Work in Phase 1-B of the Premises, any delay in the critical path of Tenant’s Work caused by Landlord’s post-completion repair of Landlord’s Work pursuant to Landlord’s Construction Warranty (including any Latent Defect in the Landlord’s Work) with respect to Phase 1-B, provided the Landlord Delay shall be lesser of (a) the number of days of actual delay in the critical path of Tenant’s Work in Phase 1-B resulting from such repairs, or (b) the number of days that Landlord’s contractors are mobilized on the Premises to undertake and complete the repair.

H.          Calculation of Landlord and Tenant Delay. In calculating Landlord Delay and Tenant Delay hereunder, if Landlord shall successfully assert one or more Tenant Delays and Tenant shall successfully assert one or more Landlord Delays, then any such delays occurring concurrently shall have the effect of negating and disregarding both such delays for the number of days they occur concurrently, for purposes of interpreting the obligations of Landlord and Tenant hereunder. In all events, each party shall use its good faith efforts to mitigate delays.

I.            As-Built Drawings; Warranties and Guaranties. Promptly upon receipt thereof from Tenant’s General Contractor or from the various vendors, Tenant shall deliver to Landlord a set of the as-built drawings and specifications for the Tenant’s Work and copies of all permits and approvals, operating manuals, and third party warranties and guaranties relating to the Tenant’s Work. All such third-party warranties and guaranties shall name Landlord as a beneficiary thereof.

Article III

Miscellaneous

A.         Representatives. Whenever in this Exhibit “E” Landlord is required to submit any documents to Tenant for Tenant’s review or Tenant is given the authority to make comments or changes to any documents submitted by Landlord or approve changes requested by Landlord, “Tenant” shall mean Sumit Verma, Tenant’s authorized representative and “Premises Manager” for this purpose (or such other representative or Premises Manager as may be designated by Tenant from time to time), and Landlord shall be entitled to rely on the actions of such person as being authorized by Tenant. Whenever in this Exhibit “E” Tenant is required to submit any documents to Landlord for Landlord’s review or Landlord is given the authority to make comments or changes to any documents submitted by Tenant or approve changes requested by Tenant, “Landlord” shall mean Janice Wong, Landlord’s authorized representative and “Premises Manager” for this purpose (or such other representative or Premises Manager as may be designated by Landlord from time to time), and Tenant shall be entitled to rely on the actions of such person as being authorized by Landlord.

B.         Cooperation of the Parties. The parties agree to meet regularly to discuss and develop the base building and tenant improvement documents described in this Exhibit “E”, it being the intention of the parties to work collaboratively to design and implement the project in a first class manner and in form mutually agreeable to the parties.

C.          Builder’s Risk Insurance.

(i)       Notwithstanding anything herein or in the Lease to the contrary, until final completion of the Premises (including the Landlord’s Work and the Tenant’s Work), Landlord shall cause Landlord’s General Contractor to carry builder’s risk insurance for both the Landlord’s Work and the Tenant’s Work, in an amount equal to the full replacement value thereof, with business interruption coverage, naming Landlord, Landlord’s General Contractor, Tenant, Tenant’s General Contractor and all of their respective contractors, subcontractors and vendors as insureds. Such builder’s risk coverage shall be in form and substance reasonably acceptable to Landlord and Tenant. Evidence of such coverage shall be provided to Tenant before the start of construction of the Tenant’s Work, including providing to Tenant a copy of the policy or policies with all applicable conditions, definitions, exclusions, and endorsements. After production of the policy or policies to Tenant, Tenant shall pay to Landlord Tenant’s pro rata share of the cost of such insurance (calculated as the total premium for the builder’s risk insurance multiplied by a fraction, the numerator of which is the total estimated cost of the Tenant’s Work and the denominator of which is the sum of the total estimated cost of the Tenant’s Work plus the total estimated cost of the Landlord’s Work). Unless the parties shall agree otherwise, Landlord shall be solely responsible for adjusting or settling any claims under the builder’s risk policy respecting the Landlord’s Work, and Tenant shall be solely responsible for adjusting or settling any claims under the builder’s risk policy respecting Tenant’s Work.

(ii)       The Landlord and Tenant waive all rights against (a) each other and (b) any of their respective architects, contractors, subcontractors, sub-subcontractors, agents, and employees, for damages caused by fire, or other causes of loss, to the extent those losses are covered by property insurance required by this Exhibit “E” or other property insurance applicable to the project, except such rights as they have to proceeds of such insurance. The Landlord and Tenant shall each require similar written waivers in favor of the individuals and entities identified above from their respective general contractors and its subcontractors. The policies of insurance purchased and maintained by each person or entity agreeing to waive claims pursuant to this Section shall not prohibit this waiver of subrogation. This waiver of subrogation shall be effective as to a person or entity (x) even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, (y) even though that person or entity did not pay the insurance premium directly or indirectly, or (z) whether or not the person or entity had an insurable interest in the damaged property.

SCHEDULE 1 to EXHIBIT “E”

THE BASE BUILDING SCHEMATIC DOCUMENTS

[Intentionally Omitted]

SCHEDULE 2 to EXHIBIT “E”

TIMETABLE FOR SUBMISSION AND APPROVAL OF PLANS AND
SPECIFICATIONS FOR LANDLORD’S WORK

[Intentionally Omitted]

SCHEDULE 3 to Exhibit “E”

TIMETABLE FOR SUBMISSION AND APPROVAL OF PLANS AND
SPECIFICATIONS FOR TENANT’S WORK

[Intentionally Omitted]

SCHEDULE 4 to Exhibit “E”

TIMETABLE FOR SUBMISSION AND APPROVAL OF PLANS FOR
CRITICAL DESIGN ELEMENTS

[Intentionally Omitted]

EXHIBIT “F”

DEFINITIVE AGREEMENT TERMS

The Definitive Agreement between Buyer and Seller shall contain terms and conditions which include the following:

1.	For purposes of this Exhibit “F”, Landlord is herein referred to as “Seller” and Tenant is herein referred to as “Buyer”. Additionally, for purposes of this Exhibit, the following terms shall have the meanings set forth below:

“Definitive Agreement” means a ROFO Definitive Agreement and/or a Purchase Option Definitive Agreement, as applicable.

“Purchase Option” means Tenant’s option to purchase the Property set forth in Section 31 of the Lease.

“ROFO” means Tenant’s right of first offer to purchase set forth in Section 30 of the Lease.

“Settlement” means closing on sale and transfer of the Property to Tenant.

2.	The Purchase Price for the Property and the date of Settlement, shall be (i) with respect to the ROFO, as set forth in Landlord’s Offer, and (ii) with respect to the Purchase Option, as set forth in Section 31.

3.	Buyer shall accept the Property in its then-current as-is, where-is condition, but Seller in its capacity as Landlord shall perform before Settlement any pending but unperformed Landlord Maintenance obligations in regard to the Property or the Premises unless expressly waived by Buyer/Tenant. There shall be no due diligence period (except, in the case of a ROFO, as may be set forth in Landlord’s Offer). Buyer shall fully and unconditionally release Seller from all liability relating to the physical condition of the Property, including without limitation, all environmental conditions.

4.	Seller shall convey good and marketable fee simple title to the Property by Special Warranty Deed in sufficient form to be recorded in Office of the Recorder of Deeds in Philadelphia County, Pennsylvania (the “Deed”). The Deed may contain such provisions and restrictions as may be required by PAID, the United States Navy, or the Federal Government, including without limitation certain environmental restrictions and the requirement to pay ground rent. Buyer shall accept title to the Property subject to: existing leases; any and all impositions, restrictions, easements, encumbrances, rights of way, liens and exceptions of record existing on the date Landlord’s Offer (in the case of the ROFO) or Tenant’s Purchase Notice (in the case of the Purchase Option) but notwithstanding the foregoing, free of all liens, mortgages and monetary encumbrances created voluntarily or involuntarily by or through Seller; any and all real property taxes and impositions not yet due and payable; the then-current physical condition of the Property, including any violations of building codes, fire laws and other laws and regulations; all zoning rules, regulations, restrictions or ordinances; all standard pre-printed title objections of the title insurance company insuring Buyer's title; and any liens, encumbrances and exceptions created or suffered by Buyer; provided, however, that if Seller cannot convey title as aforesaid at the time of settlement, Seller shall have the right, at its option, to postpone the date of settlement for sixty (60) days during which time Seller shall attempt to cure or satisfy the title defects. If, despite Seller’s commercially reasonable efforts, Seller is unable to deliver title as required above, Buyer either shall accept such title as Seller can deliver, with abatement of the purchase price to the extent of any liens of a fixed or ascertainable amount (not to exceed the Purchase Price), or rescind its exercise of its ROFO or purchase option and this Lease shall continue in effect. Buyer's title shall be insurable as aforesaid at ordinary rates by any reputable title insurance company selected by Buyer.

1

5.	Seller shall not be required to make any representations or warranties to Buyer except (i) for customary representations and warranties as to Seller’s due formation and authority to enter into and consummate the transaction, (ii) representations relating to claims, liens, judgments and litigation affecting Seller that could affect Seller’s ability to consummate the contemplated transaction, and (iii) as may otherwise be required by law.

6.	At Settlement, Seller shall deliver to Buyer executed original counterparts of: (i) the Deed; (ii) a quit-claim bill of sale for any personal property of Seller used exclusively with respect to the Property; (iii) an assignment and assumption of the Leases, in form and substance reasonably satisfactory to the parties (which Buyer shall countersign and return to Seller); (iv) a letter, in Seller’s customary form, addressed to each tenant informing it of the sale; (v) a Nonforeign Person Certification, as required under Section 1445 of the Internal Revenue Code; (vi) evidence that all monetary liens affecting the Property (other than liens of real estate taxes not yet due and payable) that are required to be removed as set forth above have been released of record; (vii) to the extent obtained (and as a condition precedent to Buyer’s obligation to complete Settlement) lease estoppel certificates for all tenants of the Property, other than Tenant, in form and substance reasonably acceptable to Buyer, (viii) a standard affidavit of title and such other instruments or certifications from Seller as shall be reasonably required by Buyer’s title company to insure the Property; (ix) proof reasonably satisfactory to Title Company of Seller’s existence, good standing, and authority to enter into this transaction; (x) a counterpart closing statement, in form and substance acceptable to the parties, executed by Seller (an executed counterpart of which shall be delivered by Buyer to Seller at Settlement); (xi) keys, combinations, and security codes for all locks and security devices on the Premises; and (xii) one or more assignments of warranties, reports and records relating to the Building and Property.

7.	Seller and Buyer shall share equally in the payment for any documentary stamps to be affixed to the deed of conveyance and any realty transfer taxes imposed upon or in connection with the conveyance (except that Buyer shall be solely responsible for any transfer or similar tax resulting from and assignment, or deemed assignment of the Definitive Agreement by Buyer) . All amounts prepaid by Seller for operating expenses and any other charges which are applicable to the period of time after Settlement and which have not been paid previously by Buyer shall be paid by Buyer to Seller at the time of Settlement. Buyer shall pay to Seller all Rent that accrues pursuant to this lease prior to the date of settlement. All other apportionable income and expenses related to the Property will be apportioned pro rata on a per diem basis as of 11:59 p.m. on the day before Settlement in such manner as is customary in the geographical location where the Property is located.

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8.	Seller shall have the right to require the purchase of the Property by Buyer be structured as a tax deferred exchange under Section 1031 of the Internal Revenue Code and the regulations adopted thereunder, or such substantially equivalent provision of the Internal Revenue Code as is then applicable to sales of property; in which event Buyer shall execute such documents and instruments as may be required by Seller to facilitate a tax deferred exchange under applicable law. Such like-kind exchange shall be at no additional cost or liability to Buyer.

9.	Subject to the terms of the Definitive Agreement, if Settlement fails to occur by reason of Seller’s refusal to perform any of its obligations under the Definitive Agreement, Buyer, as its sole and exclusive remedy, may elect to either (a) terminate the Definitive Agreement by written notice to Seller, in which event the Definitive Agreement shall terminate and the Lease shall continue in full force and effect, or (b) exercise the remedy of specific performance to cause Seller to convey to Buyer title to the Property, as long as any action for specific performance is commenced within sixty (60) days of such default.

10.	The risk of loss due to casualty or condemnation shall remain with Seller until Settlement.

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EXHIBIT “G”

ENVIRONMENTAL DOCUMENTS

[Intentionally Omitted]

4

EXHIBIT “H”

FORM OF SNDA

[Intentionally Omitted]

5

EXHIBIT “I”

FORM OF LANDLORD’S STATEMENT

[Intentionally Omitted]

6

EXHIBIT “J”

MEMORANDUM OF LEASE

[Intentionally Omitted]

7